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                                                                    EXHIBIT 10.1


                                 Lease Agreement

                                 by and between

                              COUNTRYSIDE ALF, LLC,

                      a New York limited liability company

                                  as "Landlord"


                                       and


                             ARCLP - CHARLOTTE, LLC

                      a Tennessee limited liability company

                                   as "Tenant"

                             Dated December 31, 2001


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                                 LEASE AGREEMENT

        THIS LEASE AGREEMENT ("LEASE") is made and entered into as of the 31st day of December, 2001 by and between COUNTRYSIDE ALF, LLC, a New York limited liability company ("LANDLORD") having an address of 760 Brooks Avenue, Rochester, New York 14619, and ARCLP-CHARLOTTE, LLC, a Tennessee limited liability company ("TENANT"), having an address of c/o American Retirement Corporation, 111 Westwood Place, Suite 412, Brentwood, Tennessee 37027.

                              W I T N E S S E T H:

        WHEREAS, Landlord has purchased from Tenant, a subsidiary of American Retirement Corporation, a Tennessee corporation ("ARC"), certain real property, all improvements thereon (the "IMPROVEMENTS") and all appurtenances thereto, comprising a continuing care retirement community known as "Carriage Club of Charlotte", located in Charlotte, North Carolina and more specifically described in Exhibit "A" attached hereto, together with the furniture, machinery, equipment, appliances, fixtures, supplies and other personal property used in connection therewith as more specifically described on Exhibit "B" attached hereto ("LANDLORD PERSONAL Property"). The foregoing real and personal property owned by Landlord as described in this Recital shall be collectively referred to in this Lease as the "PREMISES";

        WHEREAS, Landlord desires to lease the Premises to Tenant, and Tenant desires to lease the Premises from Landlord.


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        NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases and lets unto Tenant the Premises for the term and upon the conditions and provisions hereinafter set forth.

        1. TERM.

                1.1 TERM. The term of this Lease shall commence at 12:01 a.m. on December 31, 2001 (the "COMMENCEMENT Date") and shall end at 11:59 p.m. on December 31, 2016 (the "INITIAL TERM") unless extended pursuant to
        Section 1.2 or earlier terminated in accordance with the provisions hereof. The Initial Term and all Renewal Terms are referred to collectively as the "TERM". (Each 12 month period commencing on January 1st of each calendar year during the Term shall be referred to herein as a "LEASE YEAR".)

                1.2 RENEWAL TERMS. The Initial Term may be extended for two (2) separate renewal terms (each a "RENEWAL Term") of five (5) years each, upon the satisfaction of all of the following terms and conditions:

                        1.2.1 At least three hundred sixty (360) days prior to
                the end of the then current Term, Tenant shall have given Landlord written notice that Tenant desires to exercise its right to extend the then current Term for the succeeding Renewal Term.

                        1.2.2 This Lease shall be in full force and effect and
                Tenant shall not then be in material default of its obligations beyond any applicable periods of grace and/or notice and cure.

                        1.2.3 All other provisions of this Lease shall remain in
                full force and effect and shall continuously apply throughout the Renewal Term(s).




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        2. RENT. During the Initial Term and all Renewal Terms, minimum rent
("MINIMUM RENT") shall be paid by Tenant to Landlord at the address set forth in
Section 14 of this Lease (except as otherwise provided in Section 2.1 below), without abatement, deduction or set-off, as follows:

                2.1 MINIMUM RENT. During the Initial Term and all Renewal Terms Minimum Rent shall be paid to Landlord by Tenant monthly in advance on the first business day of each month (except for the payment made upon the execution hereof as provided in Section 2.1.1 below), and shall be calculated as follows:

                        2.1.1 Upon the execution hereof, Tenant has delivered to
                Landlord Minimum Rent in the amount of $_______________, representing prorated Minimum Rent for December 31, 2001.

                        2.1.2 Except as provided in Section 2.1.1, the Minimum
                Rent for each month from January, 2002 through July, 2008 (the scheduled maturity of the Heller Loan), inclusive, shall be the sum of $236,374.11 (the monthly Permitted Loan Debt Service to Heller), plus an amount equal to the Landlord Investment Component.

                        2.1.3 For the month of August, 2008 and for each month
                during the Term thereafter, the Minimum Rent shall be the sum of the Theoretical Debt Service plus an amount equal to the Landlord Investment Component. The Minimum Rent shall be calculated every month and shall be adjusted to reflect any change in the interest rate of any Permitted Mortgage Loan. Exhibit "D-1" attached hereto demonstrates the calculation of Minimum Rent as set forth in this Section 2.1.3.



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                        2.1.4 As used herein:

                                "HELLER" shall mean Heller Financial, Inc., a
                        Delaware corporation, together with its successors and assigns.

                                "HELLER LOAN" shall mean that certain loan from
                        Heller to Tenant, in the original principal amount of $36,000,000, evidenced by that certain Fixed Rate Program Promissory Note Secured by Mortgage dated July 9, 1998 in said principal amount, payable to Heller, and any modifications, renewals or extensions thereof, as assumed by Landlord pursuant to that certain Assumption Agreement and Amendment to Loan Documents of even date herewith. The parties hereto agree that the terms and conditions of the Heller Loan as of the commencement date of this Lease are commercially reasonable and customary.

                                "INDEX" means the Consumer Price Index - All
                        Urban Consumers, U.S. City Average (All Items) (1982=100), as published by the Department of the Bureau of Labor Statistics, United States Department of Labor. In the event the Index ceases to be published there shall be made in the method of computation of Minimum Rent herein provided such revisions as the circumstances may require to carry out the intent of this Section 2.1.

                                "LANDLORD INVESTMENT COMPONENT" shall mean, for
                        any month, Landlord's Adjusted Investment Amount as determined for the year in which such month occurs, multiplied by ten percent (10%) and divided by twelve
                        (12).



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                                "LANDLORD'S ADJUSTED INVESTMENT AMOUNT" shall
                        mean, (a) during the first calendar year of the Term (i.e., January, 2002 through December, 2002), the sum of $10,567,851.72 (the sum of the purchase price for the Premises paid by Landlord plus Landlord's closing expenses minus the principal balance of Heller Loan as of the closing) and (b) for each subsequent calendar year of the Term, the Landlord's Adjusted Investment Amount as in effect during the immediately preceding calendar year, multiplied by a fraction, the numerator of which shall be the Index number as in effect on (i.e., as published immediately prior to) January 1 of such subsequent calendar year and the denominator of which shall be the Index number as in effect on (i.e., as published immediately prior to) January 1 of the immediately preceding calendar year. In addition, Landlord's Adjusted Investment Amount shall be adjusted as provided in Section 4.10 hereof.

                                "PERMITTED LOAN DEBT SERVICE" shall mean, for
                        any month, the regularly scheduled installments of principal and/or interest and any other payments required under any Permitted Mortgage Loan first due and payable during such month.

                                "PERMITTED MORTGAGE LENDER" shall mean Heller
                        and any other commercial lending institution that generally engages in the business of making real estate loans, but shall not include any competitor of ARC.

                                "PERMITTED MORTGAGE LOAN" shall mean any loan to
                        Landlord from a Permitted Mortgage Lender that is secured by a valid mortgage or




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                        deed of trust lien on the Premises; provided that (i)
                        the terms and conditions of such loan, and all instruments, documents and agreements evidencing or relating to such loan (collectively, "PERMITTED MORTGAGE LOAN DOCUMENTS"), shall be commercially reasonable and customary, (ii) Tenant shall have consented in writing to such Permitted Mortgage Loan Documents and their terms and conditions in advance of the making of such loan (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) the amount of such loan shall not, when aggregated with the outstanding principal amount of any other Permitted Mortgage Loans then in effect, exceed eighty-five percent (85%) of the Fair Market Value (as defined in attached Exhibit "C") of the Premises at the time that such loan is first made, and (iv) such loan is permitted by, and will not constitute a default under, any other Permitted Mortgage Loan.

                                "PREVAILING INTEREST RATE" shall mean the per
                        annum interest rate in effect with respect to any Permitted Mortgage Loan.

                                "THEORETICAL PRINCIPAL" shall mean (i) as of
                        July 1, 2008, the sum of $31,400,131, and (ii) for each month of the Term thereafter, the theoretical principal balance of a loan in such amount amortized in equal consecutive monthly installments of principal and interest over the Theoretical Loan Term at the rate of 6.87% per annum, compounded monthly. Exhibit "D-2" attached hereto demonstrates the amortization of Theoretical Principal.



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                                "THEORETICAL DEBT SERVICE" shall mean, as of any
                        date of determination, the theoretical amount that would be necessary to amortize fully a loan in the principal amount of the Theoretical Principal in equal consecutive monthly installments of principal and interest over the Theoretical Loan Term, in each case at the Prevailing Interest Rate in effect on such date.

                                "THEORETICAL LOAN TERM" shall mean, as of any
                        date of determination, 300 months less the number of full months of the Term that have elapsed prior to the month in which the date of determination occurs.

                        2.1.5 When so agreed by the parties, and in any event if
                Landlord has defaulted in the making of payments in respect of any Permitted Mortgage Loan or Tenant reasonably believes any such default is likely, Tenant may pay the portion of the Minimum Rent attributable to Permitted Loan Debt Service directly to the Permitted Mortgage Lender(s) entitled thereto.

                2.2 ADDITIONAL RENT. In addition to Minimum Rent, Tenant shall pay as additional rent hereunder all other amounts, liabilities, obligations and Impositions (as hereinafter defined) which Tenant assumes or agrees to pay under this Lease and any fine, penalty, interest, charge and cost which may be added for nonpayment or late payment of such items (collectively the "ADDITIONAL RENT"). The Minimum Rent and Additional Rent are referred to herein as "RENT". Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of nonpayment of the Rent.



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                2.3 PAYMENT ON TERMINATION. In the event the Tenant shall fail to exercise any option to renew this Lease, or this Lease otherwise terminates for any reason prior to December 31, 2026, Tenant shall pay to Landlord upon termination an amount (the "SPECIAL LUMP SUM PAYMENT") calculated as follows:

                        (a) If the termination is effective as of a date prior
                to July 1, 2008, the Special Lump Sum Payment shall be in an amount equal to the difference between (i) the principal balance of the Heller Loan as of the date of termination and (ii) the principal balance, as of the date of termination, of a theoretical loan in the initial principal amount of $34,779,918 as of December 31, 2001, amortized in equal consecutive monthly installments of principal and interest over a period of 300 months at the rate of 6.87% per annum, compounded monthly.

                        (b) If the termination is effective as of July 1, 2008,
                the Special Lump Sum Payment shall be in the amount of $914,098.

                        (c) If the termination is effective as of a date
                subsequent to July 1, 2008, the Special Lump Sum Payment shall be in an amount equal to the principal balance, as of the date of termination, of a theoretical loan in the initial principal amount of $914,098 as of July 1, 2008, amortized in equal consecutive monthly installments of principal and interest over a period of 222 months at the rate of 6.87% per annum, compounded monthly.

                2.4 PRORATION FOR PARTIAL PERIODS. Except as otherwise provided herein, the Rent for any month during the Term that begins or ends on other than the first or last calendar day of such month shall be prorated based on actual days elapsed.

                2.5 ABSOLUTE NET LEASE. All rent payments shall be absolutely net to the Landlord free of all Impositions (as defined below), utility charges, operating expenses, refurnishings, insurance premiums or any other charge or expense in connection with the Premises. All expenses and charges, whether for upkeep, maintenance, repair, refurnishing, refurbishing, restoration, replacement, insurance premiums, real estate or other property taxes, utilities, and other operating or other charges of a like nature or otherwise, shall be paid by




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        Tenant. This provision is not in derogation of the specific provisions of this Lease, but in expansion thereof and as an indication of the general intention of the parties hereto.

                2.6 NO TERMINATION, ABATEMENT, ETC. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms. Tenant shall not, without the consent of Landlord, modify, surrender or terminate the Lease, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly provided in this Lease, the obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to, or destruction of, the Premises or any part thereof from whatever cause or any Taking (as hereinafter defined) of the Premises or any part thereof; or (ii) the lawful or unlawful prohibition of, or restriction upon, Tenant's use of the Premises, or any part thereof, the interference with such use by any person, corporation, partnership or other entity, or by reason of eviction by paramount title. Except as otherwise specifically provided in this Lease, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to modify, surrender or terminate this Lease or quit or surrender the Premises or any portion thereof.

        3. TAXES, ASSESSMENTS AND OTHER CHARGES.

                3.1 PAYMENT OF IMPOSITIONS. Tenant shall pay, as Additional Rent, all Impositions that may be levied or become a lien on the Premises or any part thereof at any time (whether prior to or during the Term), without regard to prior ownership of said Premises, before any fine, penalty, interest, or cost is incurred; provided, however, Tenant may contest any Imposition in accordance with Section 3.4. Tenant shall deliver to Landlord [i] not more than five (5) days after the due date of each Imposition, copies of the invoice for such Imposition and the check delivered for payment thereof; and [ii] not more than 30 days after the due date of each



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        Imposition, a copy of the original receipt evidencing such payment or other proof of payment satisfactory to Landlord. Tenant's obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Premises or any part thereof. Tenant, at its expense, shall prepare and file all tax returns and reports in respect of any Imposition as may be required by governmental authorities. Tenant shall be entitled to any refund due from any taxing authority if no Event of Default shall have occurred hereunder and be continuing. Landlord shall be entitled to any refund from any taxing authority if an Event of Default has occurred and is continuing. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Premises as may be necessary to prepare any required returns and reports. In the event any governmental authority having jurisdiction classifies any property covered by this Lease as personal property, Tenant shall file any required personal property tax returns in each jurisdiction in which the same must be filed. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. In the event Landlord is legally required to file personal property tax returns, Tenant will be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest. Tenant shall reimburse Landlord for all personal property taxes paid by Landlord within thirty
        (30) days after receipt of billings accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made.

                3.2 DEFINITION OF IMPOSITIONS. "IMPOSITIONS" means, collectively, [i] all real estate and personal property ad valorem, sales and use, business or occupation, single business,





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        gross receipts, transaction privilege, rent or similar taxes assessed against or with respect to the Premises, this Lease, the Rent payable hereunder or Tenant's business operation at the Premises; [ii] assessments (including without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed with the Term); [iii] ground rents, water, sewer or other rents and charges, excises, tax levies, and fees (including without limitation, license, permit, inspection, authorization and similar fees); [iv] all taxes imposed on Tenant's operations of the Premises, including without limitation, employee withholding taxes, income taxes and intangible taxes; [v] all taxes imposed by the State of North Carolina (the "STATE") or any governmental entity in the State with respect to the conveyance of the Premises by Landlord to Tenant or Tenant's designee, including without limitation, conveyance taxes and capital gains taxes; and [vi] all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Premises or any part thereof and/or the Rent (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be in a lien upon [a] Landlord or Landlord's interest in the Premises or any part thereof; [b] the Premises or any part thereof or any rent therefrom or any estate, right, title or interest therein; or [c] any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Premises or the leasing or use of the Premises or any part thereof. Notwithstanding anything herein to the contrary, "Impositions" shall not include, and Tenant shall not be required to pay, any tax based on, or calculated with reference to, Landlord's income or revenues by any governmental entity.



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                3.3 PRORATION. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, regardless of whether such Imposition is imposed before or after such termination, and Tenant's obligation to pay its prorated share thereof shall survive such termination. Notwithstanding the foregoing to the contrary, (a) if Tenant or its assignee exercises the right of first refusal pursuant to the terms of
        Section 6.2 hereof, Impositions shall not be prorated and shall remain the obligation of Tenant after termination of this Lease, and (b) if this Lease is terminated because of the occurrence of an Event of Default, Impositions imposed in respect of the portion of the tax-fiscal period during which the Term terminates that are attributable to the period prior to termination shall remain the obligation of Tenant, shall not be prorated and shall be considered an element of the damages recoverable by the Landlord because of the occurrence of such Event of Default.

                3.4 RIGHT TO PROTEST. Landlord and/or Tenant shall have the right, but not the obligation, to protest the amount or payment of any Impositions; provided that in the event of any protest by Tenant, Landlord shall not incur any expense because of any such protest, Tenant shall diligently and continuously prosecute any such protest and notwithstanding such protest Tenant shall pay any such Imposition before the imposition of any penalty.

                3.5 TAX BILLS. Landlord shall promptly forward to Tenant copies of all tax bills and payment receipts relating to the Impositions received by Landlord.

                3.6 OTHER CHARGES. Tenant agrees to pay and discharge, punctually as and when the same shall become due and payable without penalty, all electricity, gas, garbage collection, cable television, telephone, water, sewer, and other utilities costs and all other charges, obligations or deposits assessed against the Premises during the Term.



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        4. INSURANCE.

                4.1 GENERAL INSURANCE REQUIREMENTS. All insurance provided for in this Lease shall be maintained under valid and enforceable policies issued by insurers of recognized responsibility, approved to do business in the State having a general policyholders rating of not less than "A" and a financial rating of not less than "X" in the then most current Best's Insurance Report. Any and all policies of liability insurance required under this Lease shall name the Landlord and any Permitted Mortgage Lender (as defined hereinafter) as an additional named insured and shall be on an "occurrence" or "claims made" basis (at Tenant's election); provided, however, the proceeds of any business interruption policy shall be payable to Tenant without relieving Tenant in any way of its obligation to pay Rent under this Lease. In addition, Landlord shall be shown as the loss payable beneficiary under the casualty insurance policy maintained by Tenant pursuant to Section 4.2. All policies of insurance required herein may be in the form of "blanket" or "umbrella" type policies which shall name the Landlord and Tenant as their interests may appear and allocate to the Premises the full amount of insurance required hereunder. All policies of insurance required herein shall have deductibles and/or self-insured retention limits, as applicable, in such amounts as are reasonably available to Tenant and as are then customary for businesses engaged in activities similar to the Retirement Care Facility (as defined in Section 5.2 below) in similar locales. Certificates from the insurers evidencing the existence of all policies of insurance required by this Lease and showing the interest of the Landlord shall be filed with the Landlord prior to the commencement of the Term and shall provide that the subject policy may not be canceled except upon not less than ten (10) days' prior written notice to Landlord. Certificates from the insurers evidencing the existence of any renewal policies shall be deposited with Landlord upon renewal of the applicable policies. Any





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        claims under any policies of property insurance described in this Lease shall be adjudicated by and at the expense of the Tenant or of its insurance carrier, and if (and to the extent that) either Landlord or Tenant participates in such adjudication then the parties shall cooperate fully with each other in such participation.

                4.2 PROPERTY INSURANCE. At Tenant's expense, Tenant shall maintain in full force and effect a property insurance policy or policies insuring the Premises against the following:

                        4.2.1 Loss or damage commonly covered by a "Special
                Form" policy (also known as an "All Risk Policy") insuring against physical loss or damage to the Premises, including but not limited to, risk of loss from fire and other hazards, collapse, transit coverage, vandalism, malicious mischief, and any other risk as is normally covered under such a policy. The policy shall be in the amount of the Full Replacement Value (as hereinafter defined) of the Premises and shall contain a deductible amount reasonably acceptable to Landlord and any Permitted Mortgage Lender (as hereinafter defined) in light of all applicable circumstances (including general industry conditions), but in no event shall Landlord require such deductible amount to be less than the deductible amount in effect immediately prior to the Commencement Date. Landlord shall be named as an additional insured. The policy shall include a stipulated value endorsement or agreed amount endorsement and endorsements for contingent liability for operations of building laws, demolition costs, and increased cost of construction.



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                        4.2.2 If applicable, loss or damage by explosion of
                steam boilers, pressure vessels, or similar apparatus, now or hereafter installed on the Premises, in commercially reasonable amounts acceptable to Landlord.

                        4.2.3 Consequential loss of rents and income coverage
                insuring against all "Special Form" risk of physical loss or damage with limits and deductible amounts acceptable to Landlord covering risk of loss during the first 9 months of reconstruction, and containing an endorsement for extended period of indemnity of at least 6 months, and shall be written with a stipulated amount of coverage if available at a reasonable premium.

                        4.2.4 If the Premises is located, in whole or in part,
                in a federally designated 100-year flood plain area, flood insurance for all Improvements of every nature whatsoever now or hereafter situated on the Premises in an amount equal to the lesser of (i) the Full Replacement Value (as defined in Section 4.6) of the Improvements; or (ii) the maximum amount of insurance available for the Improvements under all federal and private flood insurance programs.

                        4.2.5 Loss or damage caused by the breakage of plate
                glass in commercially reasonable amounts acceptable to Landlord.

                        4.2.6 Loss or damage commonly covered by blanket crime
                insurance including employee dishonesty, loss of money orders or paper currency, depositor's forgery, and loss of property of patients accepted by Tenant for safekeeping, in commercially reasonable amounts acceptable to the Landlord.

                4.3 PUBLIC LIABILITY. At Tenant's expense, Tenant shall maintain liability insurance against the following:





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                        4.3.1 Claims for personal injury or property damage
                commonly covered by commercial general liability insurance, with endorsements for contractual, personal injury, products and completed operations, broad form property damage and extended bodily injury, in commercially reasonable amounts for bodily injury and property damage acceptable to Landlord, but with a combined single limit of not more than $5,000,000.00 per occurrence; provided, however, this amount shall be adjusted at the commencement of each Renewal Term according to reasonable and customary practices for similar businesses in similar locales.

                        4.3.2 Claims for personal injury and property damage
                commonly covered by comprehensive automobile liability insurance, covering all owned and non-owned automobiles, with commercially reasonable amounts for bodily injury, property damage, and or automobile medical payments acceptable to Landlord, but with a combined single limit of not less than $3,000,000.00 per occurrence.

                        4.3.3 Claims for personal injury commonly covered by
                medical malpractice insurance in commercially reasonable amounts acceptable to Landlord.

                        4.3.4 Claims commonly covered by worker's compensation
                insurance for all persons employed by Tenant on the Premises. Such worker's compensation insurance shall be in accordance with the requirements of all applicable local, state, and federal law.

                4.4 BUSINESS INTERRUPTION INSURANCE. Tenant shall maintain, at its expense, business interruption and extra expense insurance insuring a period of not less than three (3) months.



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                4.5 BUILDER'S RISK INSURANCE. In connection with any
        construction, Tenant shall maintain in full force and effect a builder's completed value risk policy ("BUILDER'S RISK POLICY") of insurance in a nonreporting form insuring against all "Special Form" risk of physical loss or damage to the Improvements, including but not limited to, risk of loss from fire and other hazards, collapse, transit coverage, vandalism, malicious mischief, theft, earthquake (if the Premises are in earthquake zone 1 or 2) and sinkholes (if usually recommended in the area of the Premises). The Builder's Risk Policy shall include endorsements providing coverage for building materials and supplies and temporary premises. The Builder's Risk Policy shall be in the amount of the Full Replacement Value of the improvements on the Premises and shall contain a deductible amount acceptable to Landlord. Landlord shall be named as additional insured. The Builder's Risk Policy shall include an endorsement permitting initial occupancy.

                4.6 REPLACEMENT VALUE. The term "FULL REPLACEMENT VALUE" means the actual replacement cost thereof from time to time including increased cost of construction endorsement, with no reductions or deductions. Tenant shall, in connection with each annual policy renewal, deliver to Landlord a redetermination of the full replacement value by the insurer or an endorsement indicating that the Premises is insured for its full replacement value. If Tenant makes any alterations to the Premises, Landlord may have such full replacement value redetermined at any time after such alterations are made, regardless of when the full replacement value was last determined.

                4.7 PERMITTED MORTGAGE LENDER'S INSURANCE REQUIREMENTS. Notwithstanding anything to the contrary in this Lease, Tenant's obligations with respect to insurance as described in this Section 4 shall at all times be subject to any Permitted Mortgage Lender's insurance requirements as described in any of the documents evidencing a Permitted

        Mortgage Loan (the "PERMITTED MORTGAGE LOAN INSURANCE REQUIREMENTS"). Should the Permitted Mortgage Loan Insurance Requirements exceed the insurance requirements set forth in this Lease in any way, including without limitation, scope of coverage and coverage amounts, Tenant shall comply with terms of the Permitted Mortgage Loan Insurance Requirements to the extent that such requirements exceed Tenant's obligations in this
        Section 4. Absent acquiescence, waiver or amendment by any Permitted Mortgage Lender, failure of Tenant to so comply with the Permitted Mortgage Loan Insurance Requirements shall be an Event of Default under this Lease, and shall entitle Landlord to all of the remedies set forth in Section 10.2 of this Lease.

                4.8 PERMITTED MORTGAGE LENDER'S TAX AND INSURANCE ESCROWS. Notwithstanding anything in this Lease to the contrary, in addition to all of Tenant's obligations with respect to taxes and insurance, as set forth in Sections 3 and 4 of this Lease, Tenant agrees to comply with any tax and/or insurance escrows required by any Permitted Mortgage Lender under any Permitted Mortgage Loan. Landlord and Tenant agree that Tenant's compliance with the tax and/or insurance escrows requirements of each Permitted Mortgage Loan shall, to the extent of any payment actually made into any Permitted Mortgage Loan escrow account, satisfy Tenant's requirements (a) with respect to the payment of Impositions,
        (b) relating to taxes, and, (c) associated with obtaining insurance under this Lease.

                4.9 INTENTIONALLY OMITTED.

                4.10 COST OF REFINANCING. Any reasonable costs of refinancing the Heller Loan that are charged by the Permitted Mortgage Lender making such refinancing shall, at the sole option of Tenant, (a) be paid to such Permitted Mortgage Lender by Tenant, or (b) be paid to such Permitted Mortgage Lender by Landlord; provided, however, if Tenant elects to have

        Landlord pay such refinancing costs then Landlord's Adjusted Investment Amount shall be increased by an amount equal to such payment on the effective date of such refinancing and the Minimum Rent thereafter shall be adjusted accordingly.

        5. USE, MAINTENANCE AND ALTERATION OF THE PREMISES.

                5.1 TENANT'S MAINTENANCE OBLIGATIONS.

                        5.1.1 Except as provided in Sections 11 and 12, Tenant
                will keep and maintain the Premises in good appearance, repair and condition and maintain proper housekeeping. Tenant shall make or cause to be made all repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen, necessary to keep and maintain the overall condition and repair of the Premises substantially the same as at the Commencement Date and in compliance with applicable law and otherwise generally in accord with standards historically used for determining the Retirement Care Facility's (as defined in Section 5.2 below) quality. Tenant covenants and agrees that during the Term (i) it shall use, keep and operate the Premises in a careful, safe and proper manner; (ii) not commit or suffer waste thereon; (iii) not use or occupy the Premises for any unlawful purposes; (iv) not use or occupy the Premises or permit the same to be used or occupied, for any purpose or business deemed extrahazardous on account of fire or otherwise; (v) keep the Premises in such repair and condition as may be required by the local Board of Health or other city, state or federal authorities, free of all cost to Landlord; (vi) not permit any acts to be done which will cause the cancellation, invalidation, or suspension of any insurance policy;

                and (vii) permit Landlord and its agents to enter upon the Premises at all reasonable times upon reasonable notice to examine the condition thereof.

                        5.1.2 As part of Tenant's obligations under this Section
                5.1, Tenant shall be responsible to maintain, repair and replace all Landlord Personal Property and all Tenant Personal Property (as defined in Section 7.1 below) as necessary to maintain the same in good and operable condition consistent with the standard set forth in Section 5.1.1 and prudent industry practice as applicable to the Retirement Care Facility (as defined in Section 5.2 below).

                5.2 REGULATORY COMPLIANCE.

                        5.2.1 Tenant and the Premises shall comply in all
                material respects with (i) all federal, state and local licensing and other laws and regulations applicable to the continuing care retirement community on the Premises (the "RETIREMENT CARE FACILITY"), (ii) the certification requirements of Medicare and Medicaid (or any successor program) as currently exist or as are obtained by Tenant at a later date, and (iii) the healthcare compliance covenants set forth on Exhibit "G" attached hereto. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting the Premises. Tenant shall deliver to Landlord complete copies of any material surveys, examinations, certification and licensure inspections, compliance certificates, and other similar reports issued to Tenant by any governmental agency within 10 days after Tenant's receipt of each item.

                        5.2.2 During the Term, all inspection fees, costs and
                charges associated with a change of any licensure or certification shall be borne solely by Tenant.

                Tenant shall at its sole cost make any additions or alterations to the Premises necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of the Premises from Tenant or Tenant's assignee or subtenant to Landlord or Landlord's designee at the expiration or earlier termination of the Term in accordance herewith.

                5.3 PERMITTED USE. Tenant shall continuously use and occupy the Premises during the Term solely as a Retirement Care Facility or other senior housing, independent living, assisted living, skilled and intermediate nursing, subacute care, Alzheimer's care, and related uses, and no other use without Landlord's prior written consent.

                5.4 NO LIENS. Tenant shall have no authority to permit or create a lien against the Premises, and Tenant shall post notices or file such documents as may be required to protect Landlord's interest in the Premises against liens. Tenant hereby agrees to defend, indemnify, and hold Landlord harmless from and against any mechanic's liens against the Premises by reason of work, labor, services or materials supplied or claimed to have been supplied on or to the Premises through or under Tenant. Tenant shall remove, bond-off, or otherwise obtain the release of any mechanic's lien filed against the Premises within 10 days after the filing thereof. Tenant shall pay all expenses in connection therewith, including without limitation, damages, interest, court costs and reasonable attorneys' fees.

                5.5 ALTERATIONS BY TENANT. Tenant shall have the right of altering, improving, replacing, modifying or expanding the facilities, equipment or appliances in the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises under this Lease; provided, however, that any alterations, improvements, replacements, expansions or modifications to the Premises in excess of Five

        Hundred Thousand Dollars ($500,000) in any rolling twelve (12) month period shall require the prior written consent of the Landlord, which shall not be unreasonably withheld, conditioned, or delayed; provided, however, no such alterations, improvements, replacements, modifications or expansions shall result in a material diminution of value of the Premises or shall materially adversely affect the use and operation of the Premises upon completion. Any amounts funded by Tenant as necessitated by damage to the Premises by casualty or condemnation or in the nature of routine or ordinary course capital expenditures shall not be included in the foregoing calculation. The cost of all alterations, improvements, replacements, modifications, expansions or other purchases, covered by this Section 5.5 shall be borne solely and exclusively by Tenant and shall immediately become a part of the Premises and the property of the Landlord subject to the terms and conditions of this Lease. All work done in connection therewith shall be done in a good and workmanlike manner and in compliance with all existing codes and regulations pertaining to the Premises and shall comply with the requirements of insurance policies required under this Lease. In the event any items of the Premises have become inadequate, obsolete or worn out or require replacement (by direction of any regulatory body or otherwise), Tenant shall remove such items and exchange or replace the same at Tenant's sole cost and the same shall become part of the Premises and property of the Landlord.

                5.6 CAPITAL EXPENDITURES ACCOUNT.

                        5.6.1 Commencing on the fifteenth (15th) day of the
                second full month of the Initial Term and every fifteenth (15th) day of each month during the Term thereafter, Tenant shall deposit (the "CAPITAL EXPENDITURE DEPOSITS") in an interest-bearing account (the "CAPITAL EXPENDITURE ACCOUNT") an amount equal to three percent (3%) of the gross revenues generated from Tenant's ordinary course of business operations at the Premises during the previous month; provided, however, that calculation of the Capital Expenditure Deposits shall not include any revenues attributable to therapy services or home health agency services. Except to the extent otherwise required by any Permitted Mortgage Lender, the Capital Expenditure Account shall be maintained with Genesee Regional Bank, a New York State Chartered Commercial Bank ("GENESEE") for so long as, in the exercise of Tenant's reasonable discretion from time to time, Genesee has sufficient financial strength and stability to assure reasonably that funds deposited with it will not be subject to risk of loss. The Capital Expenditure Account shall be used for funding repairs, replacements and capital improvements to be made on the Premises from time to time. Tenant may withdraw monies deposited in the Capital Expenditure Account for the purpose of making repairs, replacements and capital improvements on the Premises, to be applied as follows: first, as required to comply with the provisions of this Lease relating to repairs, replacements and capital improvements to be made on the Premises, and second, as Tenant deems necessary or desirable. All such repairs, replacements and capital improvements funded by the Capital Expenditure Account shall be deemed to be a part of the Premises.

                        5.6.2 If Tenant's capital expenditures at the Premises
                in any Lease Year shall exceed the Capital Expenditure Deposit for said Lease Year (the "CAPITAL EXPENDITURE DIFFERENCE"), Tenant shall fund the remaining cost of such Capital Expenditure Difference. Tenant shall receive a corresponding credit against future Capital Expenditure Deposits for subsequent months until Tenant receives full credit for any Capital Expenditure Difference.

                        5.6.3 Any interest that accrues on the funds in the
                Capital Expenditure Account shall at all times remain the property of Tenant, and Tenant shall have the right to withdraw any interest earned from time to time.

                        5.6.4 At the expiration of the Term, any funds remaining
                in the Capital Expenditure Account shall become the property of Landlord, other than the interest thereon, which shall remain Tenant's property.

                        5.6.5 Notwithstanding anything to the contrary herein,
                in the event that any Permitted Mortgage Loan requires similar capital expenditure deposits, any amounts so deposited by Tenant shall be a credit to Tenant against the Capital Expenditure Account requirements set forth herein. In no event shall Tenant be required to make any duplicate payments to the Capital Expenditure Account and/or any accounts for capital expenditures pursuant to any Permitted Mortgage Loan.

                5.7 ANNUAL CAPITAL EXPENDITURE BUDGET. Within ninety (90) days after the commencement of each calendar year, Tenant shall deliver to Landlord, at Tenant's expense, a budget (the "ANNUAL CAPITAL EXPENDITURE BUDGET") setting forth Tenant's reasonable estimate of the capital repairs, replacements and improvements to the Premises that Tenant anticipates will be required to be made in such calendar year pursuant to the terms of this Lease; provided, however, that failure by Tenant to make, or to cause to be made, in any year, any capital repairs, replacements or improvements included in the Annual Capital Expenditure Budget for such year shall not, in and of itself, be a default or Event of Default under this Lease.

                5.8 INITIAL CAPITAL EXPENDITURE REQUIREMENTS. At Tenant's sole expense, Tenant shall make the repairs and refurbishments set forth on Exhibit "E" attached hereto and incorporated herein (the "INITIAL R&R"). The Initial R&R shall be completed on or before June 30, 2002. If the Initial R&R are not completed on or before June 30, 2002, Landlord shall either (a) cause completion of the Initial R&R, or (b) direct Tenant and/or ARC to complete the Initial R&R, and Landlord may offset any reasonable costs and expenses actually incurred by Landlord in completing the Initial R&R against principal and interest due under that certain 2002 Promissory Note and, to the extent the 2002 Promissory Note is insufficient for such offset, that certain 2003 Promissory Note (as defined in the Purchase Agreement) by delivery of written notice to Tenant sufficiently evidencing the costs and expenses to be offset.

                5.9 INITIAL ENGINEERING REPORT; REMEDIAL ACTION. Within ninety
        (90) days after the Commencement Date (or within such reasonably longer period as may be required, so long as Tenant pursues the same with reasonable diligence) Tenant shall provide to Landlord, at Tenant's expense, a report (the "INITIAL ENGINEERING REPORT") to be prepared by professional engineering firm selected by Landlord and reasonably acceptable to Tenant. In the event that the Initial Engineering Report advises any material repairs or replacements to be made to or of the Premises, Tenant will make such repairs or replacements with reasonable diligence. If Tenant does not complete such repairs and replacements on or before June 30, 2002, or within such reasonable time thereafter as may be required (provided Tenant is proceeding with reasonable diligence to complete such repairs and replacements), Landlord may either (a) cause completion of the same, or (b) direct Tenant and/or ARC to complete the same, and Landlord may offset any reasonable costs and expenses actually incurred by Landlord in completing the same against principal and interest due under the 2002 Promissory Note and, to the extent the 2002

        Promissory Note is insufficient for such offset, the 2003 Promissory Note, by delivery of written notice to Tenant sufficiently evidencing the costs and expenses to be offset.

        6. CONDITION AND TITLE OF PREMISES; RIGHT OF FIRST REFUSAL.

                6.1 CONDITION AND TITLE OF PREMISES. Tenant previously owned the Premises, and Tenant has thoroughly investigated the Premises, has selected the Premises to its own specifications, and has concluded that no improvements or modifications to the Premises are required in order to operate the Premises for its intended use. Tenant accepts the Premises for use as a Retirement Care Facility under this Lease on an "AS IS, WHERE IS, WITH ALL FAULTS" basis and will assume all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. In making its decision to enter into this Lease, Tenant has not relied on any representations or warranties, express or implied, of any kind from Landlord. Notwithstanding any other provision of this Lease to the contrary, Tenant accepts the Premises in their present condition, AS IS, WHERE IS, WITH ALL FAULTS, and without any representations or warranties whatsoever, express or implied, including, without limitation, any express or implied representations or warranties as to the fitness, use, suitability, or condition of the Premises. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Tenant hereby represents and warrants to Landlord that Tenant is thoroughly familiar with the Premises and the condition thereof, that Tenant is relying on Tenant's own personal knowledge of the condition of the Premises, that neither Landlord nor any person or entity acting or allegedly acting for or on behalf of Landlord or any other person or entity having or claiming any interest in the Premises has made any representations, warranties, agreements, statements, or expressions of opinions in any way or manner whatsoever related to, connected with, or concerning the Premises, the condition of the Premises, or any other fact or circumstance whatsoever on which Tenant is relying, and, to the maximum extent not prohibited by applicable law, Tenant hereby releases and discharges Landlord and all other persons and entities having or claiming any interest in the Premises from all liability, damages, costs, and expenses of every kind and nature whatsoever in any way or manner arising out of, connected with, related to, or emanating from the condition of the Premises at any time prior to or during the Term of this Lease. Tenant has examined the condition of title to the Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory, including without limitation, all of the encumbrances and other exceptions to title set forth more fully on Exhibit "A-1" (the "PERMITTED EXCEPTIONS").

                6.2 RIGHT OF FIRST REFUSAL TO PURCHASE PREMISES.

                        6.2.1 Subject to and upon the terms and conditions set
                forth in this Section 6.2, Tenant shall have the right of first refusal to purchase (a) the Premises at any time during the Term, and/or (b) any equity securities or equity interests of Landlord ("LANDLORD'S EQUITY SECURITIES"); provided, however, Tenant shall not have the right to exercise its rights under this Section 6.2 if any Event of Default has occurred and is continuing as of any of the following dates: (i) the date on which Landlord delivers an Offering Notice to Tenant pursuant to
                Section 6.2.2(i), or (ii) the date of Tenant's delivery of an Exercise Notice pursuant to Section 6.2.2(ii), or (iii) the closing date established to consummate the purchase of the Premises or equity securities, as applicable, pursuant to Section 6.2.2(iii). Notwithstanding the foregoing, the right of first refusal to purchase Landlord's Equity Securities as set forth in this Section 6.2 shall not apply to:

                        (a) any transfer by bequest or devise;

                        (b) any transfer to, or to a trust for the benefit of,
                one or more of E. Philip Saunders and/or the spouse, children and grandchildren of E. Philip Saunders (the "SAUNDERS FAMILY"), provided that the Tenant shall have the right to approve the identity of the trustee of any such trust that is not either E. Philip Saunders or an institutional trustee (such approval not to be unreasonably withheld or delayed); or

                        (c) any transfer following which E. Philip Saunders
                and/or the trustee of a trust described in the preceding clause
                (b) will continue to have the power and authority to manage, direct, regulate and govern Landlord, directly or indirectly.

                        6.2.2 Subject to Section 6.2.1 above, if during the Term
                Landlord or any owner of Landlord's Equity Securities receives a bona fide offer ("OFFER") to purchase the Premises, or any portion thereof, or all or any portion of Landlord's Equity Securities (the "OFFERED PROPERTY"), from any person or entity, Landlord and Tenant shall take the following steps prior to Landlord's acceptance of such offer:

                        (i) Landlord shall give written notice to Tenant of its
                intention to accept such Offer ("OFFERING NOTICE"), which notice shall set forth the price, terms and conditions contained in the Offer that Landlord intends to accept;

                        (ii) Within thirty (30) days after receipt of an
                Offering Notice, Tenant shall either (A) deliver to Landlord written notice that Tenant does not desire to purchase the Offered Property on the terms set forth in the Offering Notice, or (B) deliver to Landlord written notice of Tenant's desire to exercise its right to purchase the Offered Property on the terms set forth in the Offering Notice pursuant to this Section 6.2 ("EXERCISE NOTICE");

                        (iii) If Tenant delivers an Exercise Notice within such
                thirty (30) day period, and if the Offered Property consists of all or any portion of the Premises, Landlord as seller and Tenant as buyer shall immediately open an escrow to consummate such purchase at a national title company selected by Landlord in its reasonable discretion on the following terms: (A) the form of such instructions to be then signed by Landlord and Tenant shall be such title company's standard sale escrow instructions and, notwithstanding anything set forth in the Offering Notice to the contrary, shall not provide for any representations or warranties by Landlord as seller or for any due diligence in favor of Tenant as buyer, (B) the purchase price shall be payable in cash by Tenant or on such other terms as are set forth in the Offering Notice with escrow to close on or before the date set forth in the Offering Notice, (C) transaction costs shall be paid as set forth in the Offering Notice, (D) at close, Landlord shall deliver title to the Offered Property subject only to those title exceptions permitted by the terms of the Offer, (E) the sale escrow instructions shall provide for an earnest money deposit in the amount set forth in the Offering Notice and shall further provide, to the extent so provided by the terms of the Offer, that such deposit may be retained by Landlord as liquidated damages in the event of any breach by Tenant of the terms of the escrow instructions (provided, however, such liquidated damages shall relate only to Landlord's damages by reason of a breach of the escrow instructions and shall in no way liquidate or limit Landlord's or Tenant's damages by reason of a breach of this Lease), and (F) the escrow instructions shall otherwise be in form and substance reasonably satisfactory to Landlord. If Tenant fails to close the escrow for any reason other than a breach by Landlord, then Landlord may elect to pursue all remedies available to Landlord against Tenant under the escrow instructions or under applicable law, and the provisions of this Section 6 shall be of no further force or effect.

                        (iv) If Tenant delivers an Exercise Notice within such
                thirty (30) day period, and if the Offered Property consists of all or any portion of Landlord's Equity Securities, Landlord as seller and Tenant as buyer shall consummate the sale of Landlord's Equity Securities according to the terms and conditions of the Offering Notice within sixty (60) days of Landlord's receipt of the Exercise Notice and (a) Landlord shall cause its members (partners or shareholders) to sell, transfer and assign to Tenant or its designee all such membership (partnership or shareholder) interests, equity securities and other ownership interest in the Landlord, all of which shall be free and clear of all liens and encumbrances whatsoever, (b) Tenant or its designee shall pay to said members (partners or shareholders) the purchase price set forth in the Offering Notice (prorated among said parties in accordance with their respective ownership interests), and (c) the parties hereto (and all members, partners or shareholders of Landlord) shall execute all securities purchase agreements, assignments and other documents that are reasonably necessary to consummate said transaction, which documents shall contain (x) indemnifications of such members (partners or shareholders) by

                Tenant for matters occurring after the closing, and (y) other representations and warranties that are reasonably and customary for a transactions of such size and nature. By entering into this Lease, Landlord represents and warrants that each owner of its equity securities (whether now or in the future) has agreed, or will agree, to be bound by the provisions of this Section 6.2.2.

                        (v) If within the thirty (30) day period following
                Landlord's delivery of an Offering Notice, Tenant either delivers to Landlord the notice set forth in Section 6.2.2(ii)(A) or fails to deliver either of the notices set forth in Section 6.2.2(ii), then for a period of six (6) months following the expiration of such fifteen (15) day period Landlord shall be free to sell the Offered Property on the terms set forth in the Offering Notice or on any other revised terms deemed appropriate by Landlord in its sole discretion; provided, however, if such other revised terms include a price that is below the price set forth in the Offering Notice, then prior to completing any sale on such revised terms Landlord shall notify Tenant of such revised offering terms. During the fifteen (15) business day period after receipt by Tenant of such notice, Tenant shall have the right (to be exercised if at all by Tenant's execution of escrow instructions and deposit of earnest money under Section 6.2.2(iii) or by delivery of a notice of intent to purchase under Section 6.2.2(iv), as applicable, within such fifteen (15) business day period) to require that Landlord sell the Offered Property to Tenant on such revised offering terms. If Tenant fails to timely exercise its right as required by the preceding proviso, Landlord shall be free to sell the Offered Property to a third party on the revised offering terms.

                        (vi) If at the end of the six (6) month period described
                in Section 6.2.1(iv), Landlord has not sold the Offered Property, then Landlord shall again be required to comply with the provisions of this Section 6.2 if Landlord desires to accept a third party offer to purchase the Offered Property.

                        (vii) If an escrow is opened pursuant to Section
                6.2.2(iii) and such escrow fails to close by reason of Tenant's default, in addition to all of the other rights and remedies of Landlord with respect to such breach, Landlord shall thereafter be free to sell the Premises or any portion thereof to any Person on any terms whatsoever without being required to comply with this Section 6.2.

                        6.2.3 If Landlord has hypothecated its interest in the
                Premises, this Section 6.2 shall not apply to any judicial or non-judicial sale of the Premises in connection with any foreclosure action or proceeding by the lender.

                6.3 FIRST REFUSAL RIGHTS SUBJECT TO PERMITTED MORTGAGE LOAN DOCUMENTS. Notwithstanding anything in this Lease to the contrary, Tenant's right of first refusal, as set forth more fully in this Section 6, shall be subject to compliance with any applicable provisions of any outstanding Permitted Mortgage Loan Documents if and to the same extent that the terms of the corresponding Offer are so subject.

        7. LANDLORD AND TENANT PERSONAL PROPERTY.

                7.1 TENANT PERSONAL PROPERTY. Tenant shall install, place, and use on the Premises such fixtures, furniture, equipment, inventory and other personal property in addition to Landlord Personal Property as may be required or as Tenant may, from time to time, deem necessary or useful to operate the Premises for its permitted purposes. All fixtures, furniture, equipment, inventory, and other personal property installed, placed, or used on the Premises which is owned by Tenant or leased by Tenant from third parties is hereinafter referred to as "TENANT PERSONAL PROPERTY."

                7.2 REQUIREMENTS FOR TENANT PERSONAL PROPERTY. Tenant shall comply with all of the following requirements in connection with Tenant Personal Property:

                        7.2.1 Tenant shall, at Tenant's sole cost and expense,
                maintain, repair, and replace Tenant Personal Property.

                        7.2.2 Tenant shall, at Tenant's sole cost and expense,
                keep Tenant Personal Property insured against loss or damage by fire, vandalism and malicious mischief, sprinkler leakage, earthquake, and other physical loss perils commonly covered by fire and extended coverage and boiler and machinery insurance, in an amount not less than 90% of the then full replacement cost thereof. Tenant shall use the proceeds from any such policy for the repair and replacement of Tenant Personal Property. The insurance shall meet the requirements of Section 4.1 to the extent applicable.

                        7.2.3 Tenant shall pay all taxes applicable to Tenant
                Personal Property.

                        7.2.4 Unless an Event of Default or any event which,
                with the giving of notice or lapse of time, or both, would constitute an Event of Default has occurred and is continuing beyond all applicable periods of grace and/or notice and cure, Tenant may remove Tenant Personal Property from the Premises from time to time provided that [i] the items removed are not required to operate the Premises for the permitted use hereunder (unless such items are being replaced by Tenant); and [ii] Tenant repairs any damage to the Premises resulting from the removal of Tenant Personal Property.



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

                        7.2.5 Upon the expiration of the Term, Landlord shall
                have the option to purchase the Tenant Personal Property for an amount equal to its depreciated value determined in accordance with GAAP (as hereinafter defined). If Landlord desires to exercise its option to purchase, Landlord shall notify Tenant at least ninety (90) days prior to the expiration of the Term. Landlord's option to purchase the Tenant Personal Property shall not include such property as bears the tradenames, trademarks or patents of ARC, Tenant, or any affiliate, successor or assign thereof or any rights in and to such tradenames, trademarks or patents (the "EXCLUDED PROPERTY"). The purchase price to be paid by Landlord may be paid, at Landlord's election and upon notice to Tenant, by offsetting all or any portion of the purchase price against any unsatisfied obligations of Tenant under this Lease. If Landlord elects not to exercise Landlord's option to purchase Tenant Personal Property, Tenant shall remove Tenant Personal Property upon the termination or expiration of this Lease and shall repair any damage to the Premises resulting from the removal of the Tenant Personal Property. If Tenant fails to remove Tenant Personal Property within 30 days after request by Landlord, then Tenant shall be deemed to have abandoned the Tenant Personal Property, the Tenant Personal Property shall become the property of Landlord, and Landlord may remove, store and dispose of Tenant Personal Property. In such event, Tenant shall have no claim or right against Landlord for such property or the value thereof regardless of the disposition thereof by Landlord. Tenant shall pay Landlord, upon demand, all expenses incurred by Landlord in removing, storing, and disposing of Tenant Personal Property and repairing any damage





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

                caused by such removal. Tenant's obligations hereunder shall survive the termination or expiration of this Lease.

                        7.2.6 In the event this Lease is terminated by reason of
                an Event of Default, any Tenant Personal Property remaining at the Premises shall, at Landlord's option, be deemed abandoned and shall be and remain property of Landlord. Notwithstanding the foregoing to the contrary, in no event shall Tenant be deemed to have abandoned any Excluded Property, which shall remain the sole property of Tenant, ARC or any affiliates, successors, or assigns thereof, as the case may be.

                7.3 COMPLIANCE WITH LAWS. Tenant shall comply with all legal requirements applicable to the Premises and operation of the Retirement Care Facility and shall keep all government authorizations in full force and effect. Tenant shall pay when due all taxes and governmental charges of every kind and nature that are assessed or imposed upon Tenant's operation of the Premises at any time during the term of the Lease, including, without limitation, all income, franchise, capital stock, property, sales and use, business, intangible, employee withholding, and other taxes and charges relating to Tenant's business and operations. Tenant shall be solely responsible for compliance with all Legal Requirements, including the Americans with Disabilities Act, and Landlord shall have no responsibility for such compliance.

                7.4 RESIDENT TENANT LEASES. During the Term, the lessor under all subleases with residents or patients of the Retirement Care Facility (the "RESIDENT TENANT LEASES") shall be Landlord. Tenant agrees to assign, or cause to be assigned, to Landlord all Resident Tenant Leases existing as of the Commencement Date. Throughout the Term, Tenant assumes and agrees to perform all of Landlord's obligations under the Resident Tenant Leases. Except to the





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

        extent actually caused by Landlord, Tenant agrees to keep and hold Landlord harmless of and from any loss, cost, damage, liability or expense arising under the Resident Tenant Leases during the Term, however arising. Landlord hereby grants Tenant a power of attorney to
        (a) enter into commercially reasonable Resident Tenant Leases on standard lease forms in the ordinary course of business on behalf of Landlord, (b) collect and receive all rents and other sums due under any Resident Tenant Leases, and (c) perform all other activities required of lessor under the Resident Tenant Leases or otherwise necessary in such capacity. This power of attorney is coupled with an interest, and shall only terminate upon the expiration or earlier termination of this Lease or upon any Event of Default by Tenant beyond any applicable notice, grace or cure periods. So long as this Lease remains in effect, and no Event of Default shall have occurred and be continuing beyond all applicable periods of grace and/or notice and cure, Landlord shall take no action as lessor under the Resident Tenant Leases and Tenant shall be entitled to all rents and other sums due under any Resident Tenant Leases.

                        7.4.1 If Tenant or its affiliate purchases the Property
                pursuant to Section 6.2 of this Lease, Landlord shall assign all then existing Resident Tenant Leases to the purchaser simultaneous with transfer of the Property.

                7.5 TRANSFER OF LICENSE, ETC. If this Lease is terminated due to expiration of the Term, pursuant to an Event of Default or for any reason other than Tenant's purchase of the Premises, or if Tenant vacates the Premises without termination of this Lease, Tenant shall, at Landlord's request:

                        7.5.1 Execute, deliver and file all documents and
                statements reasonably requested by Landlord to effect the transfer of all licenses and government authorizations related to the Retirement Care Facility to Landlord or an entity designated by Landlord, subject to any required approval of governmental regulatory authorities, and Tenant shall provide to Landlord all information and records required by Landlord in connection with the transfer of the license and government authorizations.

                        7.5.2 Use commercial best efforts to cooperate with and
                facilitate transfer of the business and operations of the Retirement Care Facility to Landlord or its designee, without unreasonable disruption in operations.

        8. REPRESENTATIONS, WARRANTIES AND COVENANTS.

                8.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Landlord and Tenant do hereby each for itself represent and warrant to each other as follows:

                8.1.1 DUE AUTHORIZATION AND EXECUTION. This Lease and all agreements, instruments and documents executed or to be executed in connection herewith by either Landlord or Tenant were duly authorized and shall be binding upon the party that executed and delivered the same.

                8.1.2 DUE ORGANIZATION. Landlord and Tenant are duly organized, validly existing and in good standing under the laws of the State of their respective formations and are duly authorized and qualified to do all things required of the applicable party under this Lease within the State of North Carolina.

                8.1.3 NO BREACH OF OTHER AGREEMENTS. Neither this Lease nor any agreement, document or instrument executed or to be executed in connection herewith, violates the terms of any other agreement to which either Landlord or Tenant is a party where such violation would have a material adverse effect.

                8.2 MUTUAL COVENANTS. Landlord and Tenant do hereby each for itself make the following covenants:

                        8.2.1 NO DEFAULT UNDER PERMITTED MORTGAGE LOAN. For so
                long as this Lease is in effect and any Permitted Mortgage Loan is outstanding, Tenant shall comply with the terms and conditions of the Permitted Mortgage Loan Documents; provided, however, Tenant shall not be required to take any action or otherwise cause compliance with or be deemed responsible for performance of such Permitted Mortgage Loan Documents as to any affirmative or negative obligation of Landlord that does not relate to management or operation of the Premises, including, without limitation, accuracy and delivery of Landlord's financial statements, and the maintenance by Landlord of its good standing in any states required by such Permitted Mortgage Loan Documents. For so long as this Lease is in effect and any Permitted Mortgage Loan is outstanding, Landlord covenants and agrees to comply, or cause compliance, with the Permitted Mortgage Loan Documents with respect each affirmative or negative obligation of Landlord that does not relate solely to management or operation of the Premises, including, without limitation, accuracy and delivery of Landlord's financial statements, and the maintenance by Landlord of its good standing in any states required by such Permitted Mortgage Loan Documents.

                        8.2.2 NO AMENDMENT OF PERMITTED MORTGAGE LOAN DOCUMENTS.
                Neither Landlord nor Tenant shall amend, alter, extend, renew or otherwise modify any Permitted Mortgage Loan Document without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed. Any amendment of the Permitted Mortgage Loan Documents without Tenant's reasonable consent shall not be binding on Tenant.

                8.3 NEGATIVE COVENANTS OF LANDLORD. Landlord hereby makes the following covenants:

                        8.3.1 INCURRENCE OF INDEBTEDNESS. Landlord hereby agrees
                that it will not incur any indebtedness or obligation whatsoever with respect to the Premises, except a Permitted Mortgage Loan.

                        8.3.2 NO REMOVAL. During the Term, Landlord shall not
                take or remove any assets or items or personal property comprising a portion of, associated with or related to the Premises without first obtaining the prior written consent of Tenant, which may be denied in Tenant's sole discretion.

                        8.3.3 NO OWNER ACTIONS. For so long as this Lease
                remains in effect, and Tenant shall not then be in material default of its obligations beyond any applicable periods of grace and/or notice and cure, Landlord shall take no action with respect to the business or operation of the Premises without Tenant's prior written consent, which may be denied by Tenant in its sole discretion.

                        8.3.4 NO OTHER ACTIVITIES; SINGLE PURPOSE ENTITY
                REQUIREMENTS. Landlord hereby agrees that it will not engage in any business activity other than those activities relating to the ownership of the Premises and performance of its obligations hereunder, and shall comply with the single purpose entity covenants and requirements set forth on Exhibit "F-1" attached hereto.

                8.4 NEGATIVE COVENANTS OF TENANT. Tenant hereby agrees that it will not engage in any business activity other than the operation of the Retirement Care Facility as contemplated in this Lease, and shall comply with the single purpose entity covenants and requirements set forth on Exhibit "F-2" attached hereto. Notwithstanding anything to the contrary foregoing, Tenant shall be permitted to grant Heller Lender a security interest in Tenant's rights to payment under the 2002 Promissory Note and the 2003 Promissory Note pursuant to the terms and conditions of that certain Collateral Assignment of Loan Documents and Estoppel Agreement dated as of January 25, 2002, by and between Landlord, Tenant and Heller Lender.

        9. FINANCIAL, REGULATORY AND ENGINEER'S REPORTS.

                9.1 ANNUAL FINANCIAL STATEMENT. Within one hundred twenty (120) days of the fiscal year end of Tenant, Tenant shall deliver to Landlord the annual financial statement of Tenant, with respect to Tenant's business operations on the Premises, prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"), and, if requested by Landlord not less than thirty (30) nor more than sixty (60) days prior to the end of the fiscal year of Tenant, audited by a certified public accounting firm reasonably acceptable to Landlord. Within forty-five (45) days after each fiscal quarter ends, Tenant shall deliver to Landlord unaudited financial statements of Tenant, with respect to Tenant's business operations on the Premises, prepared in accordance with GAAP. Notwithstanding any of the other terms of this
        Section 9.1, if Tenant is subject to any reporting requirements of the Securities and Exchange Commission (the "SEC") during the Term, Tenant shall concurrently deliver to Landlord such reports as are delivered to the SEC pursuant to applicable securities laws.

                9.2 REGULATORY REPORTS. Tenant shall within ten (10) business days of receipt thereof deliver to Landlord all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to the Premises or any portion thereof and the operation of business thereon, including, without limitation, state department of health licensing surveys, Medicare and Medicaid (and successor programs) certification surveys (if applicable) and life safety code reports. Within ten (10) business days of receipt thereof, Tenant shall give Landlord a copy of any written notice of any violation of any federal, state or local licensing or reimbursement certification statute or regulation including without limitation Medicare and Medicaid or successor programs (if applicable to the Premises or any portion thereof), any suspension, termination or restriction placed upon Tenant or the Premises or any portion thereof, the operation of business thereon or the ability to admit residents, or any violation of any other permit, approval or certification in connection with the Premises or any portion thereof or its business, by any federal, state or local authority including without limitation Medicare and Medicaid or successor programs if applicable to the Premises or any portion thereof.

                9.3 ENGINEER'S REPORT. Within ninety (90) days after the end of the fifth (5th) Lease Year, the tenth (10th) Lease Year, and, if Tenant exercises its option to renew as set forth in Section 1.2) the fifteenth
        (15th) Lease Year, Tenant shall provide to Landlord, at Tenant's expense, a report (the "ENGINEER'S REPORT") to be prepared by professional engineering firm selected by Landlord and reasonably acceptable to Tenant. The Engineer's Report shall (a) assess the general condition of the Improvements, (b) be reasonably sufficient to assist Landlord and Tenant in prioritizing repairs and refurbishments to be funded by the Capital Expenditure Account and as otherwise required to be made under this Lease, and (c) provide generalized cost estimates for major repair and refurbishment projects. If the Engineer's Report discloses any repairs that Tenant is required to make pursuant to
        Section 5.1.1 of this Lease, Tenant shall make such repairs in accordance with Section 5.1.1 of the Lease.

        10. EVENTS OF DEFAULT AND LANDLORD'S REMEDIES.

                10.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an event of default on the part of Tenant hereunder ("EVENT OF DEFAULT"), and all notice and cure periods provided below shall run concurrently with any notice or cure periods provided by applicable law:

                        10.1.1 The failure to pay within five (5) calendar days
                of (i) the date when due, any Minimum Rent or Additional Rent, or (ii) the date when delinquent, any Impositions required to be paid by Tenant under this Lease.

                        10.1.2 A material breach by the seller thereunder of any
                of the representations, warranties or covenants in favor of Landlord as set forth in that certain Purchase and Sale Agreement of even date herewith, by and between Landlord, as purchaser, and Tenant, as seller, relating to the Premises (the "PURCHASE AGREEMENT");

                        10.1.3 The appointment of a receiver, trustee, or
                liquidator for Tenant, or any of the property of Tenant, if within ten (10) business days of such appointment Tenant does not inform Landlord in writing that Tenant intends to cause such appointment to be discharged or Tenant does not thereafter diligently prosecute such discharge to completion within sixty
                (60) days after the date of such appointment;

                        10.1.4 The filing by Tenant of a voluntary petition
                under any federal bankruptcy law or under the law of any state to be adjudicated as bankrupt or for any arrangement or other debtor's relief, or in the alternative, if any such petition is involuntarily filed against Tenant by any other party and Tenant does not within ten (10) business days of any such filing inform Landlord in writing of the intent by Tenant to cause such petition to be dismissed, if Tenant does not thereafter diligently prosecute such dismissal, or if such filing is not dismissed within ninety
                (90) days after filing thereof;

                        10.1.5 The failure to make any monetary payment required
                by Tenant under this Lease not covered in Section 10.1.1 or the failure to perform or comply in any material respect with any other term or provision of this Lease not requiring the payment of money, including, without limitation, the failure to comply with the provisions hereof pertaining to the use, operation and maintenance of the Premises (or any portion thereof) or the breach of any representation or warranty of Tenant in this Lease; provided, however, if the default described in this
                Section 10.1.5 is curable it shall be deemed cured, if Tenant cures such default within thirty (30) days after notice from Landlord, unless such default cannot with due diligence be cured within a period of thirty (30) days because of the nature of the default or delays beyond the control of Tenant, in which case such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof.

                        10.1.6 Tenant abandons or vacates the Premises or any
                material part thereof or ceases to do business or ceases to exist for any reason for any one or more days.

                        10.1.7 Notwithstanding anything to the contrary in this
                Section 10.1, any act or omission of Tenant that causes an Event of Default under and as defined in the Permitted Mortgage Loan Documents evidencing the Heller Loan shall constitute an Event of Default hereunder.

                10.2 REMEDIES. Upon the occurrence of an Event of Default and during the pendency thereof, Landlord may exercise all rights and remedies under this Lease and the laws of the State available to a lessor of real and personal property in the event of a default by its lessee. Without limiting the foregoing, Landlord shall have the right to do any of the following:

                        10.2.1 re-enter and take possession of the Premises
                without terminating the Lease, and lease the Premises for the account of Tenant, holding Tenant liable for all costs of the Landlord in reletting the Premises and for the difference in the amount received by such reletting and the amounts payable by Tenant under the Lease.

                        10.2.2 terminate this Lease, exclude Tenant from
                possession of the Premises and lease the Premises to others, holding Tenant liable for the difference in the amounts received from such reletting and the amounts payable by Tenant under the Lease.

                        10.2.3 re-enter the Premises and have, repossess and
                enjoy the Premises as if the Lease had not been made, and in such event, Tenant and its successors and assigns shall remain liable for any contingent or unliquidated obligations or sums owing at the time of such repossession.

                        10.2.4 have access to and inspect, examine and make
                copies of the books and records and any and all accounts, data and income tax and other returns of Tenant insofar as they pertain to the Premises.

                        10.2.5 to the extent consistent with and permitted by
                applicable law, accelerate all of the unpaid Rent hereunder so that the aggregate Rent for the unexpired term of this Lease becomes immediately due and payable.

                        10.2.6 take whatever action at law or in equity as may
                appear necessary or desirable to collect the Rent and other amounts payable under this Lease then due and thereafter to become due (subject to any applicable limitations on the damages collectible by a landlord provided by applicable law), or to enforce performance and observance of any obligations, agreements or covenants of Tenant under this Lease.

                        10.2.7 setoff against the 2002 Promissory Note
                (according to the terms set forth therein), the 2003 Promissory Note (according to the terms set forth therein), and any obligation of Landlord to Tenant under this Lease any Rent due and owing Landlord pursuant to this Lease.

                        10.2.8 Before or after repossession of the Premises
                pursuant to Section 10.2.1, and whether or not this Lease has been terminated, Landlord shall have the right (but shall be under no obligation except to the extent required by applicable law) to relet any portion of the Premises to such tenant or tenants, for such term or terms (which may be greater or less than the remaining balance of the Term), for such rent, or such conditions (which may include concessions or free rent) and for such uses, as Landlord, in its absolute discretion, may determine, and Landlord may collect and receive any rents payable by reason of such reletting. Tenant agrees to pay Landlord, immediately upon demand, all reasonable expenses incurred by Landlord in obtaining possession and in reletting any of the Premises, including fees, commissions and costs of attorneys, architects, agents and brokers.

                10.3 RECEIVERSHIP. Tenant acknowledges that one of the rights and remedies available to Landlord under applicable law is to secure a court-appointed receiver to take possession of the Premises or any portion thereof, to collect the rents, issues, profits and income of the Premises or any portion thereof, and to manage the operation of the Premises or any portion thereof. Tenant further acknowledges that the revocation, suspension or material limitation of the certification of the Premises or any portion thereof for provider status under Medicare or Medicaid (or successor programs) as they currently exist or as are obtained by Tenant at a later date (if applicable to the Premises or any portion thereof) and/or the revocation, suspension or material limitation of the license of the Premises or any portion thereof as a Retirement Care Facility under the laws of the State will materially and irreparably impair the value of Landlord's investment in the Premises. Therefore, in the event of any such revocation, suspension or material limitation, and in addition to any other right or remedy of Landlord under this Lease, Tenant hereby consents to the appointment of such a receiver to enter upon and take possession of the Premises or any portion thereof, to manage the operation of the Premises or any portion thereof, to collect and disburse all rents, issues, profits and income generated thereby and to preserve or replace to the extent possible the licenses and provider certifications of the Premises required for the operation of the Retirement Care Facility or to otherwise substitute the licensee or provider thereof. The receiver shall be entitled to a reasonable fee for its services as a receiver. All such fees and other expenses of the receivership estate shall be added to the monthly rent due to Landlord under this Lease. Tenant hereby irrevocably stipulates to the appointment of a receiver under such circumstances and for such purposes and agrees not to contest such appointment.

                10.4 REMEDIES CUMULATIVE; NO WAIVER. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No failure of Landlord to insist at any time upon the strict performance of any provision of this Lease or to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. A receipt by Landlord of any rent or other sum due hereunder (including any late charge) with knowledge of the breach of any provision contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in a writing signed by Landlord.

                10.5 PERFORMANCE OF TENANT'S OBLIGATIONS BY LANDLORD. Notwithstanding anything herein to the contrary, if Tenant at any time after applicable notice and cure periods shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default of Tenant hereunder, make any such payment or perform any such act for the account and at the expense of Tenant, and may enter upon the Premises for the purpose of taking all such action thereon as may be reasonably necessary therefor. No such entry shall be deemed an eviction of Tenant. All reasonable sums so paid by Landlord and all necessary and incidental costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection with the performance of any such act by Landlord, together with interest at the rate of the Prime Rate as reported daily by the Wall Street Journal plus 2% (or if said interest rate is violative of any applicable statute or law, then the maximum interest rate allowable) from the date of the making of such payment or the incurring of such costs and expenses by Landlord, shall be payable by Tenant to Landlord on demand.

                10.6 LATE PAYMENT CHARGE. Tenant acknowledges that any default in the payment of any installment of Rent payable hereunder will result in loss and additional expense to Landlord in servicing any indebtedness of Landlord secured by the Premises, handling such delinquent payments, and meeting its other financial obligations, and because such loss and additional expense is extremely difficult and impractical to ascertain, Tenant agrees that in the event any Rent payable to Landlord hereunder is not paid within five (5) days after the due date, Tenant shall pay a late charge of 5% of the amount of the overdue payment as a reasonable estimate of such loss and expenses, unless applicable law requires a lesser charge, in which event the maximum rate permitted by such law may be charged by Landlord; provided that nothing herein shall extend the time for payment of Rent or the period for curing any default or constitute a waiver of such default, or limit Landlord's remedies in the event of any such default.

                10.7 PERMITTED MORTGAGE LENDER'S RIGHT TO CURE. Notwithstanding any provision in this Lease to the contrary, no default in the performance of any of Landlord's obligations under the Lease that is of such a nature as to give Tenant a right to terminate the Lease or to reduce the rent payable under the Lease or to any credit, reduction or offset against future rents shall entitle Tenant to exercise any such right, power or remedy unless and until notice of such default is given to Landlord and any Permitted Mortgage Lender and unless and until fifteen (15) days shall have elapsed following delivery of such notice by Tenant, during which period any Permitted Mortgage Lender shall have the right, but not the obligation, to remedy or cure such default; provided, however, that if such default cannot be cured within fifteen (15) days, then any Permitted Mortgage Lender shall have such longer period of time as may be reasonably necessary to cure such default so long as such Permitted Mortgage Lender pursues the cure of same with due diligence.

        11. DAMAGE BY FIRE OR OTHER CASUALTY.

                11.1 NOTICE OF CASUALTY. If the Premises shall be destroyed, in whole or in part, or damaged by fire, flood, windstorm or other casualty (a "CASUALTY"), Tenant shall give written notice thereof to the Landlord within one business day after the occurrence of the Casualty. Within 15 days after the occurrence of the Casualty or as soon thereafter as such information is reasonably available to Tenant, Tenant shall provide the following information to Landlord: [i] the date of the Casualty; [ii] the nature of the Casualty; [iii] a description of the damage or destruction caused by the Casualty including the type of Premises damaged and the area of the Improvements damaged; [iv] a preliminary estimate of the cost to repair, rebuild, restore or replace the Premises; [v] a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Premises; [vi] a description of the anticipated property insurance claim including the name of the insurer, the insurance coverage limits, the deductible amount, the expected settlement amount, and the expected settlement date; and [vii] a description of the business interruption claim including the name of the insurer, the insurance coverage limits, the deductible amount, the expected settlement amount, and the expected settlement date. Within five days after request from Landlord, Tenant will provide Landlord with copies of all correspondence to the insurer and any other information reasonably requested by Landlord.



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

                11.2 SUBSTANTIAL DESTRUCTION.

                        11.2.1 If the Improvements are substantially destroyed
                at any time other than during the final 18 months of the Initial Term or any Renewal Term, Tenant shall promptly rebuild and restore the Premises in accordance with Section 11.4 and Landlord shall make the insurance proceeds available to Tenant for such restoration. The term "SUBSTANTIALLY DESTROYED" means any casualty resulting in the loss of use of 50% or more of the licensed beds at the Retirement Care Facility.

                        11.2.2 If the Improvements are substantially destroyed
                during the final 18 months of the Initial Term or any Renewal Term, Landlord may elect to terminate the Lease at Landlord's option, and Landlord shall retain the insurance proceeds, except that Landlord shall not be entitled to so terminate this Lease nor to retain the insurance proceeds if Tenant (within 15 days after the applicable casualty) exercises its right to extend the term hereof for any remaining Renewal Term (if any). If Landlord elects to terminate, Landlord shall give notice ("TERMINATION NOTICE") to Tenant of its election to terminate this Lease within 30 days after receipt of Tenant's notice of the damage. If this Lease is so terminated pursuant to the foregoing (and if Tenant has not renewed this Lease, as described above) this Lease shall terminate and Rent shall be apportioned as of the later of the date of termination, the date Tenant surrenders possession of the Premises or the latest date through which insurance described in Section 4.2.3 fully compensates for loss of rent. If this Lease is so terminated, Tenant shall be liable to Landlord for all Rent and all other obligations accrued under this Lease through the effective date of termination.



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

                11.3 PARTIAL DESTRUCTION. If the Premises are not substantially destroyed, then Tenant shall comply with the provisions of Section 11.4 and Landlord shall make the insurance proceeds available to Tenant for such restoration.

                11.4 RESTORATION. Tenant shall promptly repair, rebuild, or restore the Premises, at Tenant's expense, so as to make the Premises at least equal in value to the Premises existing immediately prior to such occurrence and as nearly similar to it in character as is practicable and reasonable. Before beginning such repairs or rebuilding, or letting any contracts in connection with such repairs or rebuilding, Tenant will submit for Landlord's approval, which approval Landlord will not unreasonably withhold or delay, plans and specifications. Promptly after receiving Landlord's approval of the plans and specifications and receiving the proceeds of insurance, Tenant will begin such repairs or rebuilding and will prosecute the repairs and rebuilding to completion with diligence, subject, however, to strikes, lockouts, acts of God, embargoes, governmental restrictions, and other all causes beyond Tenant's reasonable control. Landlord will make available to Tenant the net proceeds of any fire or other casualty insurance paid to Landlord for such repair or rebuilding as the same progresses, after deduction of any costs of collection, including attorneys' fees. Payments will be made against properly certified vouchers of a competent architect in charge of the work and approved by Landlord. Prior to commencing the repairing or rebuilding, Tenant shall deliver to Landlord for Landlord's approval a schedule setting forth the estimated monthly draws for such work. Landlord will contribute to such payments out of the insurance proceeds an amount equal to the proportion that the total net amount received by Landlord from insurers bears to the total estimated cost of the rebuilding or repairing, multiplied by the payment by Tenant on account of such work. Landlord may, however, withhold 10% from each payment until the work is completed and proof has been





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

        furnished to Landlord that no lien or liability has attached or will attach to the Premises or to Landlord in connection with such repairing or rebuilding. Upon the completion of rebuilding and the furnishing of such proof, the balance of the net proceeds of such insurance payable to Tenant on account of such repairing or rebuilding will be paid to Tenant. Tenant will obtain and deliver to Landlord a temporary or final certificate of occupancy before the Premises is reoccupied for any purpose. Tenant shall complete such repairs or rebuilding free and clear of mechanic's or other liens, and in accordance with the building codes and all applicable laws, ordinances, regulations, or orders of any state, municipal, or other public authority affecting the repairs or rebuilding, and also in accordance with all requirements of the insurance rating organization, or similar body. Subject to Tenant's compliance with this Section 11, any remaining proceeds of insurance after such restoration will be disbursed to Tenant.

                11.5 INSUFFICIENT PROCEEDS. So long as Landlord makes available to Tenant the net proceeds of any insurance as provided in Section 11.4 for the repair, rebuilding and restoration of the Premises, Tenant shall repair, rebuild or restore that Premises as provided in Section 11.4 regardless of the existence or sufficiency of any such insurance proceeds. If the proceeds of any insurance settlement are not sufficient to pay the costs of Tenant's repair, rebuilding or restoration under
        Section 11.4 in full, Tenant shall deposit with Landlord at Landlord's option, and within 10 days of Landlord's request, an amount sufficient in Landlord's reasonable judgment to complete such repair, rebuilding or restoration. Tenant shall not, by reason of the deposit or payment, be entitled to any reimbursement from Landlord or diminution in or postponement of the payment of the Rent.

                11.6 NOT TRUST FUNDS. Notwithstanding anything herein or at law or equity to the contrary, none of the insurance proceeds paid to Landlord as herein provided shall be deemed





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

        trust funds, and Landlord shall be entitled to dispose of such proceeds as provided in this Section 11. Tenant expressly assumes all risk of loss, including a decrease in the use, enjoyment or value, of the Premises from any casualty whatsoever, whether or not insurable or insured against.

                11.7 LANDLORD'S INSPECTION. During the progress of such repairs or rebuilding, Landlord and its architects and engineers may, from time to time, inspect the Premises and will be furnished, if required by them, with copies of all plans, shop drawings, and specifications relating to such repairs or rebuilding. Tenant will keep all plans, shop drawings, and specifications at the Premises, and Landlord and its architects and engineers may examine them at al reasonable times. If, during such repairs or rebuilding are not being done in accordance with the approved plans and specifications, Landlord will give prompt notice in writing to Tenant, specifying in detail the particular deficiency, omission, or other respect in which Landlord claims such repairs or rebuilding do not accord with the approved plans and specification. Upon the receipt of any such notice, Tenant will cause corrections to be made to any deficiencies, omissions, or such other respect. Tenant's obligations to supply insurance, according to Section 4, will be applicable to any repairs or rebuilding under this section.

                11.8 LANDLORD'S COSTS. Tenant shall, within 30 days after receipt of an invoice from Landlord, pay the reasonable costs, expenses, and fees of any architect or engineer employed by Landlord to review any plans and specifications and to supervise and approve any construction, or for any services rendered by such architect or engineer to Landlord as contemplated by any of the provisions of this Lease, or for any services performed by Landlord's attorneys in connection therewith.

                11.9 NO RENT ABATEMENT. Rent will not abate pending the repairs or rebuilding of the Premises.



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

                11.10 SURPLUS PROCEEDS. Subject to Tenant's compliance with this
        Section 11, if there remains any surplus of insurance proceeds after the completion of the repair or reconstruction of the Premises, such surplus shall belong to and be paid to Tenant.

                11.11 END OF TERM. Notwithstanding any other provision of this
        Section 11, if the Premises are more than 30% destroyed (measured by square footage) by casualty during the last nine (9) months of the Initial Term or any Renewal Term, Tenant may terminate this Lease by written notice to Landlord delivered within thirty (30) days after the date of such casualty, in which event (a) this Lease shall be terminated as of the later of the date Tenant surrenders possession of the Premises or the latest date through which insurance described in Section 4.2.3 fully compensates for loss of rent, and (b) Landlord shall retain all insurance proceeds.

        12. CONDEMNATION.

                12.1 TOTAL TAKING. If, by exercise of the right of eminent domain or by conveyance made in response to the threat of the exercise of such right ("TAKING"), the entire Premises is taken, or so much of the Premises is taken that the Premises cannot be used by Tenant for the purposes for which it was used immediately before the Taking, then this Lease will end on the earlier of the vesting of title to the Premises in the condemning authority or the taking of possession of the Premises by the condemning authority. All damages awarded for such Taking under the power of eminent domain shall be the property of the Landlord, whether such damages shall be awarded as compensation for diminution in value of the leasehold or the fee of the Premises; provided, however, Tenant shall be entitled to any damages awarded for Tenant's relocation expenses.

                12.2 PARTIAL TAKING. If, after a Taking, so much of the Premises remains that the Premises can be used for substantially the same purposes for which it was used immediately





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        before the Taking, then [i] this Lease will end as to the part taken on the earlier of the vesting of title to the Premises in the condemning authority or the taking of possession of the Premises by the condemning authority; [ii] at its cost, Tenant shall restore so much of the Premises as remains to a sound architectural unit substantially suitable for the purposes for which it was used immediately before the Taking, using good workmanship and new materials; [iii] upon completion of the restoration, Landlord will pay Tenant the lesser of the net award made to Landlord on the account of the Taking (after deducting from the total award, attorneys', appraisers', and other fees and costs incurred in connection with the obtaining of the award and amounts paid to the holders of mortgages secured by the Premises), or Tenant's actual out-of-pocket costs of restoring the Premises; and [iv] Landlord shall be entitled to the balance of the net award. The restoration shall be completed in accordance with Section 11.4 and with such other provisions deemed to apply to condemnation instead of casualty.

                12.3 CONDEMNATION PROCEEDS NOT TRUST FUNDS. Notwithstanding anything in this Lease or at law or equity to the contrary, none of the condemnation award paid to Landlord shall be deemed trust funds, and Landlord shall be entitled to dispose of such proceeds as provided in this Section 12. Tenant expressly assumes all risk of loss, including a decrease in the use, enjoyment, or value, of the Premises from any Condemnation.

        13. PROVISIONS ON TERMINATION OF TERM.

                13.1 SURRENDER OF POSSESSION. Tenant shall, on or before the last day of the Term, or upon earlier termination of this Lease (unless Tenant has purchased the Premises pursuant to Section 6.2), surrender to Landlord the Premises (including all resident charts and records along with appropriate resident consents) in the condition in which the Premises are required to be maintained pursuant to Section 5 hereof except for (a) alterations made in





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

        accordance with the terms of this Lease; (b) normal and reasonable wear and tear (subject to the obligation of Tenant to maintain the Premises during the Term as elsewhere provided herein); and (c) damage or destruction not required to be repaired by Tenant, whether caused by Casualty, Taking or otherwise.

                13.2 REMOVAL OF PERSONAL PROPERTY. Subject to Section 7.2.5 above, if Tenant is not then in default hereunder Tenant shall have the right in connection with the surrender of the Premises to remove from the Premises all Tenant Personal Property but not the Landlord Personal Property (including the Landlord Personal Property replaced by Tenant or required by the State or any other governmental entity to operate the Premises for the purpose set forth in Section 5.3 above). Any such removal shall be done in a workmanlike manner leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal. At the end of the Term or upon the earlier termination of this Lease, (unless Tenant has purchased the Premises pursuant to Section 6.2), Tenant shall return the Premises to Landlord with the Landlord Personal Property (or replacements thereof) in the condition in which the Premises and such Landlord Personal Property are required to be maintained pursuant to Section 5 hereof.

                13.3 TITLE TO PERSONAL PROPERTY NOT REMOVED. Title to any of Tenant Personal Property which is not removed by Tenant upon the expiration of the Term shall, at Landlord's election, vest in Landlord; provided, however, that Landlord at Tenant's expense may remove and dispose of any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to the Tenant.

                13.4 MANAGEMENT OF PREMISES. Upon the expiration or earlier termination of the Term (unless Tenant has purchased the Premises pursuant to Section 6.2), Landlord or its





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

        designee, upon written notice to Tenant, may elect to assume the responsibilities and obligations for the management and operation of the Premises and Tenant agrees to cooperate fully with Landlord or its designee to accomplish the transfer of such management and operation without interrupting the operation of the Premises. Tenant shall not commit any act or be remiss in the undertaking of any act that would jeopardize any licensure or certification of the facility, and Tenant shall comply with all requests for an orderly transfer of the Retirement Care Facility license, Medicare and Medicaid (or any successor program) certifications and possession at the time of any such surrender. Upon the expiration or earlier termination of the Term, Tenant shall promptly deliver copies of all of Tenant's books and records relating to the Premises and its operations to Landlord.

                13.5 CORRECTION OF DEFICIENCIES. Upon termination or cancellation of this Lease, Tenant shall indemnify Landlord for any loss, damage, cost or expense incurred by Landlord to correct all deficiencies of a physical nature identified by the North Carolina Department of Human Services, local health, fire and safety agencies or any other government agency or Medicare or Medicaid (or any successor program) providers in the course of the change of ownership inspection and audit.

        14. NOTICES AND DEMANDS. All notices and demands, certificates, requests, consents, approvals, and other similar instruments under this Lease shall be in writing and shall be deemed to have been properly given upon actual receipt thereof or within three (3) business days of being placed in the United States certified or registered mail, return receipt requested, postage prepaid
(a) if to Tenant, addressed to ARCLP-Charlotte, LLC, c/o American Retirement Corporation, 111 Westwood Place, Suite 412, Brentwood, Tennessee 37027, Attn:
Chief Executive Officer, Fax No. (615) 221-2269, with a copy to Bass, Berry & Sims PLC, 315 Deaderick Street, Suite





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

2700, AmSouth Center, Nashville, Tennessee 37238, Attn: T. Andrew Smith, Esq., Fax No. (615) 742-2766, or at such other address as Tenant from time to time may have designated by written notice to Landlord, and (b) if to Landlord, addressed to Countryside ALF, LLC, 760 Brooks Avenue, Rochester, New York 14619 Attn: Joe Kuby, Fax No. 716-328-7374 with a copy to Robert J. Sant, 760 Brooks Avenue, Rochester, NY 14619, Facsimile: (716) 328-0787, or at such address as Landlord may from time to time have designated by written notice to Tenant. Refusal to accept delivery shall be deemed delivery. If Tenant is not an individual, notice may be made to any senior officer, general partner or principal thereof.

        15. RIGHT OF ENTRY; EXAMINATION OF RECORDS. Landlord and its representative may enter the Premises at any reasonable time after reasonable notice to Tenant for the purpose of inspecting the Premises for any reason including, without limitation, examination of records and/or Tenant's default under this Lease, or to exhibit the Premises for sale, lease or mortgage financing, or posting notices of default, or non-responsibility under any mechanic's or materialman's lien law or to otherwise inspect the Premises for compliance with the terms of this Lease. Any such entry shall not unreasonably interfere with residents, resident care, or any other of Tenant's operations.

        16. QUIET ENJOYMENT. So long as there is no Event of Default which is existing and continuing by Tenant, Landlord covenants and agrees that Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action of Landlord, or anyone claiming by through or under Landlord, not caused or created by Tenant (excepting, however, intrusion of Tenant's quiet enjoyment occasioned by condemnation or destruction of the property as referred to in Sections 11 and 12 hereof).



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

        17. APPLICABLE LAW. This Lease shall be governed by and construed in accordance with the internal laws of the State of North Carolina without regard to the conflict of laws rules of such State.

        18. HAZARDOUS MATERIALS.

                18.1 HAZARDOUS MATERIAL COVENANTS. Tenant's use of the Premises shall comply in all material respects with all Hazardous Materials Laws. In the event any Environmental Activities occur or are suspected to have occurred in violation in any material respect of any Hazardous Materials Laws or if Tenant has received any Hazardous Materials Claim against the Premises, Tenant shall promptly obtain all permits and approvals necessary to remedy any such actual or suspected problem through the removal of Hazardous Materials or otherwise, and upon Landlord's approval of the remediation plan, remedy any such problem to the satisfaction of Landlord, in accordance with all Hazardous Materials Laws and good business practices.

                18.2 TENANT NOTICES TO LANDLORD. Tenant shall immediately advise Landlord in writing of:

                        18.2.1 any Environmental Activities in violation of any
                Hazardous Materials Laws,

                        18.2.2 any Hazardous Materials Claims against Tenant or
                the Premises,

                        18.2.3 any remedial action taken by Tenant in response
                to any Hazardous Materials Claims or any Hazardous Materials on, under or about the Premises in violation of any Hazardous Materials Laws,

                        18.2.4 Tenant's discovery of any occurrence or condition
                on or in the vicinity of the Premises that materially increase the risk that the Premises will be




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

                exposed to Hazardous Materials in violation of any Hazardous Materials Laws, and

                        18.2.5 all communications to or from Tenant, any
                governmental authority or any other person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to the Premises, including copies thereof.

                18.3 PARTICIPATION IN HAZARDOUS MATERIALS CLAIMS. Landlord shall have the right, at Tenant's sole cost and expense and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

                18.4 ENVIRONMENTAL ACTIVITIES. Shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from the Premises or located on or present on or under the Premises. Nothing contained in the foregoing or elsewhere in this Section 18 is intended to, nor shall it, limit the liability of Tenant, if any, to Landlord with respect to any representation or warranty given by Tenant to Landlord with respect to Hazardous Materials or environmental matters generally as set forth in the Purchase Agreement.

                18.5 HAZARDOUS MATERIALS INDEMNITY. Tenant agrees to indemnify and hold Landlord and its officers, directors, members, agents, employees, affiliates and representatives harmless from and against any and all claims, demands, damages, losses, liens, liabilities, penalties, fines, lawsuits, actions, orders, judgments, investigations, regulatory proceedings and other proceedings, and all costs and expenses (including but not limited to attorney's and consultant's fees and expenses), incurred in connection therewith, arising directly or indirectly from or out of, or in any way connected with (a) the presence or alleged presence of any




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        Hazardous Materials or underground storage tanks in, on or under the
        Premises occurring before or during the Term of this Lease; (b) any cleanup, removal and/or remedial proceeding, investigation, order or other action undertaken or required pursuant to any Hazardous Materials Laws for violations or alleged violations accruing before or during the Term of this Lease, (c) any violation or alleged violation of any Hazardous Materials Laws relating to the Premises, attributable to events occurring before or during the Term of this Lease; (d) any inaccuracy of the certifications, representations and warranties contained herein; or (e) any Hazardous Materials Claims asserted against Landlord.

                18.6 HAZARDOUS MATERIALS. "HAZARDOUS MATERIALS" shall mean (i) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to the Premises or to persons on or about the Premises or cause the Premises to be in violation of any Hazardous Materials Laws; (ii) asbestos in any form which is friable; (iii) urea formaldehyde in foam insulation or any other form; (iv) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (v) medical wastes and biohazards; (vi) radon gas; and (vii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of the Premises or the owners and/or occupants of property adjacent to or surrounding the Premises.

                18.7 HAZARDOUS MATERIALS CLAIMS. "HAZARDOUS MATERIALS CLAIMS" shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or





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        orders threatened, instituted or completed pursuant to any Hazardous
        Material Laws, together with all claims made or threatened by any third party against the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from violation of any Hazardous Materials Laws.

                18.8 HAZARDOUS MATERIALS LAWS. "HAZARDOUS MATERIALS LAWS" shall mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters, if the failure to comply with the same does or would have a material adverse effect on the Premises or the operation thereof.

                18.9 PHASE I INSPECTION AND REPORT; REMEDIAL ACTION. Within thirty (30) days after the Commencement Date (or within such reasonably longer period as may be required, so long as Tenant pursues the same with reasonable diligence), Tenant will provide to Lender a so-called "Phase I" environmental inspection report regarding the Premises prepared by an environmental inspector selected by Tenant and reasonably approved by Landlord. In the event that such report reasonably recommends that a so-called "Phase II" environmental inspection report be completed to indemnify Landlord from any material potential Hazardous Materials Claims or violations of Hazardous Materials Laws, within thirty (30) days after the completion of the so-called "Phase I" environmental inspection report (or within such reasonably longer period as may be required, so long as Tenant pursues the same with reasonable diligence), Tenant will provided to Lender such Phase II environmental inspection report prepared by an environmental inspector selected by Tenant and reasonably acceptable by Landlord. If either or both of such reports disclose any material noncompliances with Hazardous Materials Laws, Tenant will remedy same with reasonable diligence. If Tenant's remedial action is not completed



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        on or before June 30, 2002, or within such reasonable time thereafter as may be required (provided Tenant is proceeding with reasonable diligence to correct and remedy such noncompliance), Landlord may either (a) cause completion of the same, or (b) direct Tenant and/or ARC to complete the same, and Landlord may offset any reasonable costs and expenses actually incurred by Landlord in completing the same against principal and interest due under the 2002 Promissory Note and, to the extent the 2002 Promissory Note is insufficient for such offset, the 2003 Promissory Note, by delivery of written notice to Tenant sufficiently evidencing the costs and expenses to be offset.

        19. ASSIGNMENT AND SUBLETTING.

                19.1 PROHIBITION ON ASSIGNMENT AND SUBLETTING. Tenant acknowledges that Landlord has entered into this Lease in reliance on the personal services and business expertise of Tenant. Tenant may not assign, sublet, mortgage, hypothecate, pledge, or transfer any interest in this Lease, or in the Premises, in whole or in part, without the prior written consent of Landlord, which Landlord may not unreasonably withhold, condition or delay. Tenant acknowledges that, without limiting the foregoing, Landlord may withhold its consent to any such assignment, sublease, mortgage, hypothecation, pledge or transfer if the experience, reputation or creditworthiness of the proposed assignee, sublessee, mortgagee or transferee is not reasonably satisfactory to Landlord. The following transactions will be deemed an assignment or sublease requiring Landlord's prior written consent: [i] an assignment by operation of law; [ii] an imposition (whether or not consensual) of a lien, mortgage, or encumbrance upon Tenant's interest in the Lease; and [iii] an arrangement (including, but not limited to, management agreements, concessions, licenses, and easements) which allows the use or occupancy or operation of all or part of the Premises by anyone other than Tenant. Landlord's consent to any





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        assignment or sublease will not release Tenant from its payment and performance obligations under this Lease, but rather Tenant and Tenant's assignee or sublessee will be jointly and severally liable for such payment and performance. An assignment or sublease without the prior written consent of Landlord will be void at the Landlord's option. Landlord's consent to one assignment or sublease will not waive the requirement of its consent to any subsequent assignment or sublease.

                19.2 ASSIGNMENT AND SUBLETTING WITHOUT LANDLORD'S CONSENT. Notwithstanding the provisions of Section 19.1, Tenant may without Landlord's consent, assign this Lease or sublet the Premises or any portion thereof to a Successor (as such term is defined below) or to a wholly-owned, direct or indirect, subsidiary of ARC or Tenant ("SUBSIDIARY"), provided that in each case such Successor or Subsidiary fully assumes the obligations of Tenant and ARC is not released from its guaranty of this Lease.

                19.3 REQUESTS FOR LANDLORD'S CONSENT TO ASSIGNMENT, SUBLEASE OR MANAGEMENT AGREEMENT. If Tenant requests Landlord's consent to a specific assignment, sublease, or management agreement, Tenant shall give Landlord [i] the name and address of the proposed assignee, subtenant or manager; [ii] a copy of the proposed assignment, sublease or management agreement; [iii] reasonably satisfactory information about the nature, business and business history of the proposed assignee, subtenant, or manager and its proposed use of the Premises; and [iv] banking, financial, and other credit information, and references about the proposed assignee, subtenant or manager reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee, subtenant or manager. Any assignment, sublease or management agreement shall contain provisions to the effect that [a] such assignment, sublease or management agreement is subject and subordinate to all of the

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        terms and provisions of this Lease and to the rights of Landlord; [b]
        such assignment, sublease or management agreement may not be modified without the prior written consent of Landlord not to be unreasonably withheld, conditioned or delayed; [c] if this Lease shall terminate before the expiration of such assignment, sublease or management agreement, the assignee, subtenant or manager hereunder will, at Landlord's option, attorn to Landlord and waive any right the assignee, subtenant or manager may have to terminate the assignment, sublease or management agreement or surrender possession thereunder as a result of the termination of this Lease; and [d] if the assignee, subtenant or manager receives a written notice from Landlord stating that Tenant is in default under this Lease, the assignee, subtenant or manager shall thereafter pay all rentals or payments under the assignment, sublease or management agreement directly to Landlord until such default has been cured.

                19.4 TRANSFER OR ASSIGNMENT BY LANDLORD. Landlord may not transfer, assign, mortgage, collaterally assign, or otherwise, directly or indirectly, dispose of Landlord's interest in this Lease or the Premises to a competitor of Tenant or ARC for so long as Tenant, ARC, or an affiliate of Tenant and/or ARC is tenant hereunder. The foregoing limitation shall not be applicable if an Event of Default has occurred and is continuing beyond the expiration of any applicable grace and/or cure periods and Landlord is proceeding to take action to exercise its remedies pursuant to Section 10.2.1 or 10.2.2.

                19.5 ORDINARY COURSE SUBLEASES NOT TO REQUIRE CONSENT. Notwithstanding anything to the contrary contained in Section 19, (i) a lease of a unit or bed to a resident of the Premises, (ii) a sublease of any space in the Premises to an entity that provides services to such residents, and (iii) a sublease of any space for uses ancillary to the Retirement Care Facility, so long as each is made in the ordinary course of Tenant's business, shall not be deemed to be an assignment of this Lease, or an unpermitted subletting hereunder, and shall not require Landlord's consent.

                19.6 SUCCESSOR. As used herein, a "SUCCESSOR" is any entity, which succeeds to materially, all of the assets, operations and business of Tenant by merger or reorganization and which is controlled by the same person or persons as control Tenant prior to such merger or reorganization.

        20. INDEMNIFICATION.

                20.1 TENANT'S INDEMNIFICATION. Tenant hereby indemnifies and agrees to hold harmless Landlord, any successors or assigns of Landlord, and Landlord's and such successor's and assign's directors, officers, employees and agents from and against any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), losses, liabilities (including strict liability), judgments, and expenses (including, without limitation, reasonable attorneys' fees and court costs), incurred in connection with or arising from [i] the use or occupancy of the Premises by Tenant or any persons claiming under Tenant, [ii] any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises, [iii] any acts, omissions, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, [iv] any breach, violation, or nonperformance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or of any such person, of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind including, without limitation, any failure to comply with any applicable requirements under the Americans with Disabilities Act, [v] any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises, and [vi] any construction, alterations, changes or demolition of the Premises performed by or contracted for Tenant or its employees, agents or contractors. If any action or proceeding is brought against Landlord, its employees, or agents by reason of any such claim, Tenant, upon notice from Landlord, will defend the claim at Tenant's expense with counsel reasonably satisfactory to Landlord. All amounts payable to Landlord under this section shall be payable on written demand and any such amounts which are not paid within 20 days after demand therefor by Landlord shall bear interest at the maximum permitted interest rate under applicable law. In case any action, suit or proceeding is brought against Tenant by reason of any such occurrence, Tenant shall use its best efforts to defend such action, suit or proceeding. Notwithstanding anything in this Lease to the contrary, Tenant shall not indemnify or hold Landlord harmless, nor successors or assigns of Landlord, nor Landlord's and such successor's and assign's directors, officers, employees and agents, from and against any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), losses, liabilities (including strict liability), judgments, and expenses (including, without limitation, reasonable attorneys' fees, and court costs) to the extent resulting from a breach of or default under this Lease, or negligence or misconduct on the part of Landlord, the successors and assigns of Landlord, and Landlord's and such successor's and assign's directors, officers, employees and agents.

                20.2 NOTICE OF CLAIM. Landlord shall notify Tenant in writing of any claim or action brought against Landlord in which indemnity may be sought against Tenant pursuant to this section. Such notice shall be given in sufficient time to allow Tenant to defend or participate in such claim or action, but the failure to give such notice in sufficient time shall not constitute a defense hereunder nor in any way impair the obligations of Tenant under this section unless the failure to give such notice precludes Tenant's defense of any such action.

                20.3 SURVIVAL OF COVENANTS. The covenants of Tenant contained in this section shall remain in full force and effect after the termination of this Agreement until the expiration of the period stated in the applicable statute of limitations during which a claim or cause of action may be brought and payment in full or the satisfaction of such claim or cause of action and of all expenses and charges incurred by Landlord relating to the enforcement of the provisions herein specified.

                20.4 REIMBURSEMENT OF EXPENSES. Unless prohibited by law, Tenant hereby agrees to pay to Landlord all of the reasonable fees, charges and reasonable out-of-pocket expenses related to the Retirement Care Facility, or incurred by Landlord in enforcing the provisions of this Agreement.

                20.5 LIMITATION OF LANDLORD'S LIABILITY. Landlord, its agents, and employees, will not be liable for any loss, injury, death, or damage (including consequential damages) to persons, property, or Tenant's business occasioned by theft, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition, order of governmental body or authority, fire, explosion, falling objects, stream, water, rain or snow, leak or flow of water (including water from the elevator system), rain or snow from the Premises or into the Premises or from the roof, street, subsurface or from any other place or by dampness or from the breakage, leakage, obstruction, or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, or lighting fixtures of the Premises, or from construction, repair, or alteration of the Premises or from any acts or omissions of any other occupant or visitor of the Premises, or from any other cause beyond Landlord's control.

        21. HOLDING OVER. Should Tenant, with or without the express or implied consent of Landlord, continue to hold and occupy the Premises after the expiration of the Term, such holding over beyond the Term and the acceptance or collection of Rent by the Landlord shall operate and be construed as creating a tenancy from month-to-month and not for any other term whatsoever. Said month-to-month tenancy may be terminated by Landlord by giving Tenant 10 days' written notice, and at any time thereafter Landlord may re-enter and take possession of the Premises.

        22. ESTOPPEL CERTIFICATES. Tenant shall, at any time upon not less than fifteen (15) days' prior written request by Landlord, execute, acknowledge and deliver to Landlord or its designee a statement in writing, executed by an officer or general partner of Tenant, certifying that this Lease is unmodified and in full force and effect (or, if there have been any modifications, that this Lease is in full force and effect as modified, and setting forth such modifications), the dates to which Minimum Rent, Additional Rent and additional charges hereunder have been paid, certifying that to Tenant's knowledge, no default by either Landlord or Tenant exists hereunder or specifying each such default and as to other matters as Landlord may reasonably request.

        23. CONVEYANCE BY LANDLORD. If Landlord or any successor owner of the Premises shall convey the Premises in accordance with the terms hereof, Landlord or such successor owner shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Premises and all such future liabilities and obligations shall thereupon be binding upon the new owner.

        24. WAIVER OF JURY TRIAL. Landlord and Tenant hereby waive any rights to trial by jury in any action, proceedings or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Lease, including, without limitation, the relationship of Landlord and Tenant, Tenant's use and occupancy of the Premises, or any claim of injury or damage relating to the foregoing or the enforcement of any remedy hereunder.

        25. ATTORNEYS' FEES. If Landlord or Tenant brings any action to interpret or enforce this Lease, or for damages for any alleged breach hereof, the prevailing party in any such action shall be entitled to reasonable attorneys' fees and costs as awarded by the court in addition to all other recovery, damages and costs.

        26. SEVERABILITY. In the event any part or provision of the Lease shall be determined to be invalid or enforceable, the remaining portion of this Lease shall nevertheless continue in full force and effect.

        27. COUNTERPARTS. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

        28. BINDING EFFECT. Subject to the provisions of Section 19 above, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives, successors in interest and assigns.

        29. WAIVER AND SUBROGATION. Landlord and Tenant hereby waive to each other all rights of subrogation which any insurance carrier, or either of them, may have as to the Landlord or Tenant by reason of any provision in any policy of insurance issued to Landlord or Tenant, provided such waiver does not thereby invalidate the policy of insurance.

        30. MEMORANDUM OF LEASE. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State, in which reference to this Lease shall be made. The party requesting such recordation shall pay all costs and expenses of preparing and recording such memorandum of this Lease.

        31. INCORPORATION OF RECITALS AND ATTACHMENTS. The recitals and exhibits, schedules, addenda and other attachments to this Lease are hereby incorporated into this Lease and made a part hereof.

        32. TITLES AND HEADINGS. The titles and headings of sections of this Lease are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Lease.

        33. NATURE OF RELATIONSHIP; USURY SAVINGS CLAUSE. The parties intend that their relationship shall be that of lessor and lessee only. Nothing contained in this Lease shall be deemed or construed to constitute an extension of credit by Landlord to Tenant, nor shall this Lease be deemed to be a partnership or venture agreement between Landlord and Tenant. Notwithstanding the foregoing, in the event any payment made to Landlord hereunder is deemed to violate any applicable laws regarding usury, the portion of any payment deemed to be usurious shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and, in the event Tenant discharges and performs all obligations hereunder, such funds will be reimbursed to Tenant upon the expiration of the Term. No interest shall be paid on any such funds held by Landlord.

        34. JOINT AND SEVERAL. If more than one person or entity is the Tenant hereunder, the liability and obligations of such persons or entities under this Lease shall be joint and several.

        35. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the obligations, representations, warranties and covenants of Tenant under this Lease shall survive the expiration or earlier termination of the Term.

        36. INTERPRETATION. Both Landlord and Tenant have been represented by counsel and this Lease has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

        37. [INTENTIONALLY OMITTED.]

        38. SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT. Upon written notice by Landlord to Tenant, this Lease shall be and become subject and subordinate to any and all mortgages or deeds of trust now existing, or that hereafter may secure Permitted Mortgage Loans, on the Premises, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon, and subject to all the terms and provisions thereof. Notwithstanding the foregoing provisions with respect to subordination, such provisions shall not be effective unless the owner or holder of any such mortgage or deed of trust shall execute with Tenant a non-disturbance and attornment agreement under which said owner or holder shall agree to accept the attornment of Tenant and not disturb Tenant's right of possession hereunder upon foreclosure of any such mortgage or deed of trust, if Tenant is not in default. Tenant hereby agrees to attorn to any person, firm or corporation purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, power or remedies under such mortgages or deeds of trust, as if such person, firm or corporation had been named as Landlord herein. Upon request of Landlord, Tenant agrees to execute and deliver an instrument suitable for recording subordinating Tenant's interest in the Premises to any such Permitted Mortgage Loan, subject to the provisions of this Section 38.

        39. ENTIRE AGREEMENT. The entire understanding between the parties with respect to the transactions contemplated herein is set out in this Lease. This Lease supersedes and voids all prior proposals, letters and agreements, oral or written, with respect to the subject matter hereof. No modification or alteration of this Lease shall be effective unless evidenced by an instrument in writing and signed by all parties.

        40. OPERATING LEASE. The parties hereto intend that this Lease be treated as an operating lease for tax and accounting purposes.

        41. LANDLORD'S LIEN. To secure the payment of all Rent due and to become due hereunder, and the faithful performance of all other covenants of this Lease required by Tenant to be performed, Tenant hereby gives to Landlord a lien on, and security interest in and to, all Tenant Personal Property (except any part of such property as may be Excluded Property), and all proceeds therefrom. Upon the occurrence of an Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Premises and take possession of any and all such Tenant Personal Property and sell the same at public or private sale all in accordance with the Uniform Commercial Code as enacted in the State (the "UCC"). Tenant hereby authorizes Landlord to file any UCC financing statements necessary to perfect the security interest of Landlord in such Personal Property under the provisions of the UCC.

                       [Signatures on following page(s).]

                [SIGNATURE PAGE TO LEASE AGREEMENT Doc #2246890]

        IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement of have caused this Lease Agreement to be duly executed on or as of the day and date first above written.

                                       TENANT:

Witness:                               ARCLP-CHARLOTTE, LLC
                                       a Tennessee limited liability company
---------------------------            By:  ARC Charlotte, Inc., managing member

                                       By:
                                           -------------------------------------
---------------------------            Title:
                                              ----------------------------------


                                       LANDLORD:
Witness:

                                       COUNTRYSIDE ALF, LLC
                                       a New York limited liability company

---------------------------

                                       By:
                                           -------------------------------------
---------------------------            Title:
                                              ----------------------------------

STATE OF __________________

COUNTY OF ________________


         BEFORE ME, a notary public in and for said County, personally appeared
E. Philip Sanders, Member of Countryside ALF, LLC, a limited liability company, who having been duly sworn, acknowledged that he did execute the foregoing instrument, and that the same is his free act and deed personally and as such Member.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at office, this _______ day of January, 2002.

                                            ------------------------------------
                                            (Print Name)
                                            Notary Public

My Commission Expires:

---------------------------



STATE OF TENNESSEE

COUNTY OF DAVIDSON

         BEFORE ME, a notary public, personally appeared __________________, ______________ OF ARC Charlotte, Inc., a corporation that is managing member of ARCLP - Charlotte, LLC, a Tennessee limited liability company, who having been duly sworn, acknowledged that he did execute the foregoing instrument, and that the same is his free act and deed personally and as such officer.

         IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal at office, this _________ day of January, 2002.


                                            ------------------------------------
                                            (Print Name)
                                            Notary Public

My Commission Expires:

---------------------------

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF PREMISES

                                  EXHIBIT "A-1"

                              PERMITTED EXCEPTIONS

                                   EXHIBIT "B"

                           Landlord Personal Property

         All furniture, furnishings, equipment, tools, machinery, fixtures, appliances and all other intangible and tangible personal property conveyed to Landlord pursuant to the Purchase Agreement.

                                   EXHIBIT "C"

                                Fair Market Value

         "FAIR MARKET VALUE" shall mean the value of the Premises as agreed upon by Landlord and Tenant; provided, however, if Landlord and Tenant are unable to agree upon the value of the Premises within fifteen (15) days after the need to establish Fair Market Value arises pursuant to the terms of this Lease, then each shall within ten (10) days after written demand by either party select one MAI Appraiser each to participate in the determination of Fair Market Value. For all purposes under this Lease, the Fair Market Value of the Premises shall be based on the Fair Market Value of the Premises unencumbered by this Lease. The two appraisers shall appraise the Premises within twenty (20) days of the written demand required above and shall certify each such appraisal to both Landlord and Tenant. If the two appraisals do not differ by more than ten percent (10%) the average of the two appraisals shall be used as the Fair Market Value. If the two appraisals do differ by more than ten percent (10%), then the two appraisers shall elect a third MAI Appraiser. The third MAI Appraiser shall appraise the Premises within thirty (30) days of the selection of the third appraiser. The appraisal of the third MAI Appraiser shall be the Fair Market Value unless such amount is either greater than or less than both of the two previous appraisals, in which event the Fair Market Value shall be the amount of whichever of the two previous appraisals is closet to the amount of the third appraisal. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal, shall be made on a basis consistent with the basis on which the Premises was appraised at the time of its acquisition by Landlord. Each of Tenant and Landlord shall pay the fees and expenses of any MAI Appraiser, which such party appoints pursuant to this Exhibit plus 50% of the cost of the third appraiser.

         In the event either Landlord or Tenant fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, and such failure is not corrected within five (5) days of notice of such failure to the defaulting party, the MAI Appraiser selected by the other party (the "SOLE APPRAISER") shall alone determine the Fair Market Value of the Premises in accordance with the provisions of this Exhibit and the Fair Market Value so determined shall be binding upon Landlord and Tenant.

         In the event the MAI Appraisers selected by Landlord and Tenant are unable to agree upon a third MAI Appraiser within the time period set forth in the first paragraph of this Exhibit, either Landlord or Tenant shall have the right to apply at their mutual expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises is located to name the third MAI Appraiser.

         Landlord, Tenant will exercise their respective best efforts to expedite the appraisal process and will cooperate fully and with all deliberate speed with each other and with all appraisers in order to allow the determination of Fair Market Value to be finally completed.

         "MAI APPRAISER" shall mean an appraiser (i) licensed or otherwise qualified to do business in the State, (ii) who has substantial experience in performing appraisals of facilities similar to the Premises, (iii) who is certified as a member of the American Institute of Real

Estate Appraisers or certified as a SRPA by the Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord and Tenant, and (iv) who does not have an interest, direct or indirect, in the Premises, Landlord or Tenant, and who will not otherwise derive a benefit from the calculation of the Fair Market Value.

                                  EXHIBIT "D-1"

   EXAMPLES OF CALCULATION OF MINIMUM RENT AS SET FORTH IN THIS SECTION 2.1.3.

EXAMPLE 1

This example assumes that the debt to be refinanced in July of 2008 ($31,400,131) is refinanced over 300 months rather than 222 months.

                                                         Amortization     Principal         Rate         Payment
Theoretical Debt Service portion of Minimum Rent          222 months     31,400,131         6.87%        250,225
Actual debt service                                       300 months     31,400,131         6.87%        219,332


EXAMPLE 2

This example assumes that the debt to be refinanced in July, 2008 ($31,400,131) is refinanced over 300 months rather than 222 months and at 8% rather than 6.87%.


                                                         Amortization     Principal         Rate         Payment
Theoretical Debt Service portion of Minimum Rent          222 months     31,400,131         8.00%        271,425
Actual debt service                                       300 months     31,400,131         8.00%        242,351

EXAMPLE 3

This example assumes that the debt to be refinanced in July, 2008 ($31,400,131) is refinanced over 300 months rather than 222 months and the amount financed is increased from $31,400,131 to $34,400,131.


                                                         Amortization     Principal         Rate         Payment
Theoretical Debt Service portion of Minimum Rent          222 months     31,400,131         6.87%        250,225
Actual debt service                                       300 months     34,400,131         6.87%        240,288

EXAMPLE 4

This example assumes that the debt to be refinanced in July, 2008 ($31,400,131) is refinanced over 300 months rather than 222 months, with a change of interest rate to 8% and a change in amount from $31,400,131 to $34,400,131.


                                                         Amortization     Principal         Rate         Payment
Theoretical Debt Service portion of Minimum Rent          222 months     31,400,131         8.00%        271,425
Actual debt service                                       300 months     34,400,131         8.00%        265,505

                                  EXHIBIT "D-2"

                      AMORTIZATION OF THEORETICAL PRINCIPAL

  31,400,131  Principal Amount
         222  Amortization
      0.0687  Rate
     250,225  Payment Amount



                            Ending Prin    Principal  Interest

             1st of Month
           1        Aug-08   31,329,672      70,459   179,766

           2        Sep-08   31,258,809      70,863   179,362

           3        Oct-08   31,187,541      71,268   178,957

           4        Nov-08   31,115,864      71,676   178,549

           5        Dec-08   31,043,778      72,087   178,138

           6        Jan-09   30,971,278      72,499   177,726

           7        Feb-09   30,898,364      72,914   177,311

           8        Mar-09   30,825,032      73,332   176,893

           9        Apr-09   30,751,280      73,752   176,473

          10        May-09   30,677,106      74,174   176,051

          11        Jun-09   30,602,508      74,599   175,626

          12        Jul-09   30,527,482      75,026   175,199

          13        Aug-09   30,452,027      75,455   174,770

          14        Sep-09   30,376,140      75,887   174,338

          15        Oct-09   30,299,818      76,322   173,903

          16        Nov-09   30,223,059      76,759   173,466

          17        Dec-09   30,145,861      77,198   173,027

          18        Jan-10   30,068,221      77,640   172,585

          19        Feb-10   29,990,137      78,084   172,141

          20        Mar-10   29,911,606      78,531   171,694

          21        Apr-10   29,832,624      78,981   171,244

          22        May-10   29,753,191      79,433   170,792

          23        Jun-10   29,673,303      79,888   170,337

          24        Jul-10   29,592,958      80,345   169,880

          25        Aug-10   29,512,152      80,805   169,420

          26        Sep-10   29,430,885      81,268   168,957

          27        Oct-10   29,349,151      81,733   168,492

          28        Nov-10   29,266,950      82,201   168,024

          29        Dec-10   29,184,278      82,672   167,553

          30        Jan-11   29,101,133      83,145   167,080

          31        Feb-11   29,017,512      83,621   166,604

          32        Mar-11   28,933,413      84,100   166,125

          33        Apr-11   28,848,831      84,581   165,644

          34        May-11   28,763,766      85,065   165,160

          35        Jun-11   28,678,213      85,552   164,673

          36        Jul-11   28,592,171      86,042   164,183

          37        Aug-11   28,505,636      86,535   163,690

          38        Sep-11   28,418,606      87,030   163,195

          39        Oct-11   28,331,078      87,529   162,697

          40        Nov-11   28,243,048      88,030   162,195

          41        Dec-11   28,154,514      88,534   161,691

          42        Jan-12   28,065,474      89,040   161,185

          43        Feb-12   27,975,924      89,550   160,675

          44        Mar-12   27,885,861      90,063   160,162

          45        Apr-12   27,795,282      90,578   159,647

          46        May-12   27,704,185      91,097   159,128

          47        Jun-12   27,612,567      91,619   158,606

          48        Jul-12   27,520,424      92,143   158,082

          49        Aug-12   27,427,753      92,671   157,554

          50        Sep-12   27,334,552      93,201   157,024

          51        Oct-12   27,240,817      93,735   156,490

          52        Nov-12   27,146,546      94,271   155,954

          53        Dec-12   27,051,735      94,811   155,414

          54        Jan-13   26,956,381      95,354   154,871

          55        Feb-13   26,860,481      95,900   154,325

          56        Mar-13   26,764,033      96,449   153,776

          57        Apr-13   26,667,032      97,001   153,224

          58        May-13   26,569,475      97,556   152,669

          59        Jun-13   26,471,361      98,115   152,110

          60        Jul-13   26,372,684      98,676   151,549

          61        Aug-13   26,273,443      99,241   150,984

          62        Sep-13   26,173,633      99,810   150,415

          63        Oct-13   26,073,252     100,381   149,844

          64        Nov-13   25,972,297     100,956   149,269

          65        Dec-13   25,870,763     101,534   148,691

          66        Jan-14   25,768,648     102,115   148,110

          67        Feb-14   25,665,948     102,700   147,526

          68        Mar-14   25,562,661     103,287   146,938

          69        Apr-14   25,458,782     103,879   146,346

          70        May-14   25,354,309     104,473   145,752

          71        Jun-14   25,249,237     105,072   145,153

          72        Jul-14   25,143,564     105,673   144,552

          73        Aug-14   25,037,286     106,278   143,947

          74        Sep-14   24,930,399     106,887   143,338

          75        Oct-14   24,822,901     107,498   142,727

          76        Nov-14   24,714,787     108,114   142,111

          77        Dec-14   24,606,054     108,733   141,492

          78        Jan-15   24,496,699     109,355   140,870

          79        Feb-15   24,386,717     109,981   140,244

          80        Mar-15   24,276,106     110,611   139,614

          81        Apr-15   24,164,862     111,244   138,981

          82        May-15   24,052,981     111,881   138,344

          83        Jun-15   23,940,459     112,522   137,703

          84        Jul-15   23,827,293     113,166   137,059

          85        Aug-15   23,713,479     113,814   136,411

          86        Sep-15   23,599,014     114,465   135,760

          87        Oct-15   23,483,893     115,121   135,104

          88        Nov-15   23,368,113     115,780   134,445

          89        Dec-15   23,251,671     116,443   133,782

          90        Jan-16   23,134,562     117,109   133,116

          91        Feb-16   23,016,782     117,780   132,445

          92        Mar-16   22,898,328     118,454   131,771

          93        Apr-16   22,779,196     119,132   131,093

          94        May-16   22,659,382     119,814   130,411

          95        Jun-16   22,538,882     120,500   129,725

          96        Jul-16   22,417,692     121,190   129,035

          97        Aug-16   22,295,808     121,884   128,341

          98        Sep-16   22,173,227     122,582   127,644

          99        Oct-16   22,049,943     123,283   126,942

         100        Nov-16   21,925,954     123,989   126,236

         101        Dec-16   21,801,255     124,699   125,526

         102        Jan-17   21,675,842     125,413   124,812

         103        Feb-17   21,549,712     126,131   124,094

         104        Mar-17   21,422,859     126,853   123,372

         105        Apr-17   21,295,280     127,579   122,646

         106        May-17   21,166,970     128,310   121,915

         107        Jun-17   21,037,926     129,044   121,181

         108        Jul-17   20,908,143     129,783   120,442

         109        Aug-17   20,777,617     130,526   119,699

         110        Sep-17   20,646,344     131,273   118,952

         111        Oct-17   20,514,319     132,025   118,200

         112        Nov-17   20,381,539     132,781   117,444

         113        Dec-17   20,247,998     133,541   116,684

         114        Jan-18   20,113,693     134,305   115,920

         115        Feb-18   19,978,619     135,074   115,151

         116        Mar-18   19,842,771     135,847   114,378

         117        Apr-18   19,706,146     136,625   113,600

         118        May-18   19,568,739     137,407   112,818

         119        Jun-18   19,430,545     138,194   112,031

         120        Jul-18   19,291,559     138,985   111,240

         121        Aug-18   19,151,779     139,781   110,444

         122        Sep-18   19,011,198     140,581   109,644

         123        Oct-18   18,869,812     141,386   108,839

         124        Nov-18   18,727,616     142,195   108,030

         125        Dec-18   18,584,607     143,009   107,216

         126        Jan-19   18,440,779     143,828   106,397

         127        Feb-19   18,296,127     144,652   105,573

         128        Mar-19   18,150,647     145,480   104,745

         129        Apr-19   18,004,335     146,313   103,912

         130        May-19   17,857,185     147,150   103,075

         131        Jun-19   17,709,192     147,993   102,232

         132        Jul-19   17,560,352     148,840   101,385

         133        Aug-19   17,410,660     149,692   100,533

         134        Sep-19   17,260,111     150,549    99,676

         135        Oct-19   17,108,700     151,411    98,814

         136        Nov-19   16,956,422     152,278    97,947

         137        Dec-19   16,803,273     153,150    97,076

         138        Jan-20   16,649,247     154,026    96,199

         139        Feb-20   16,494,339     154,908    95,317

         140        Mar-20   16,338,544     155,795    94,430

         141        Apr-20   16,181,857     156,687    93,538

         142        May-20   16,024,273     157,584    92,641

         143        Jun-20   15,865,787     158,486    91,739

         144        Jul-20   15,706,393     159,393    90,832

         145        Aug-20   15,546,088     160,306    89,919

         146        Sep-20   15,384,864     161,224    89,001

         147        Oct-20   15,222,717     162,147    88,078

         148        Nov-20   15,059,642     163,075    87,150

         149        Dec-20   14,895,634     164,009    86,216

         150        Jan-21   14,730,686     164,948    85,278

         151        Feb-21   14,564,794     165,892    84,333

         152        Mar-21   14,397,953     166,842    83,383

         153        Apr-21   14,230,156     167,797    82,428

         154        May-21   14,061,399     168,757    81,468

         155        Jun-21   13,891,675     169,724    80,502

         156        Jul-21   13,720,980     170,695    79,530

         157        Aug-21   13,549,307     171,672    78,553

         158        Sep-21   13,376,652     172,655    77,570

         159        Oct-21   13,203,009     173,644    76,581

         160        Nov-21   13,028,371     174,638    75,587

         161        Dec-21   12,852,733     175,638    74,587

         162        Jan-22   12,676,090     176,643    73,582

         163        Feb-22   12,498,436     177,654    72,571

         164        Mar-22   12,319,764     178,671    71,554

         165        Apr-22   12,140,070     179,694    70,531

         166        May-22   11,959,347     180,723    69,502

         167        Jun-22   11,777,589     181,758    68,467

         168        Jul-22   11,594,790     182,798    67,427

         169        Aug-22   11,410,946     183,845    66,380

         170        Sep-22   11,226,048     184,897    65,328

         171        Oct-22   11,040,092     185,956    64,269

         172        Nov-22   10,853,072     187,020    63,205

         173        Dec-22   10,664,981     188,091    62,134

         174        Jan-23   10,475,813     189,168    61,057

         175        Feb-23   10,285,562     190,251    59,974

         176        Mar-23   10,094,222     191,340    58,885

         177        Apr-23    9,901,786     192,436    57,789

         178        May-23    9,708,249     193,537    56,688

         179        Jun-23    9,513,603     194,645    55,580

         180        Jul-23    9,317,844     195,760    54,465

         181        Aug-23    9,120,963     196,880    53,345

         182        Sep-23    8,922,956     198,008    52,218

         183        Oct-23    8,723,815     199,141    51,084

         184        Nov-23    8,523,533     200,281    49,944

         185        Dec-23    8,322,106     201,428    48,797

         186        Jan-24    8,119,525     202,581    47,644

         187        Feb-24    7,915,784     203,741    46,484

         188        Mar-24    7,710,877     204,907    45,318

         189        Apr-24    7,504,797     206,080    44,145

         190        May-24    7,297,536     207,260    42,965

         191        Jun-24    7,089,090     208,447    41,778

         192        Jul-24    6,879,450     209,640    40,585

         193        Aug-24    6,668,610     210,840    39,385

         194        Sep-24    6,456,562     212,047    38,178

         195        Oct-24    6,243,301     213,261    36,964

         196        Nov-24    6,028,819     214,482    35,743

         197        Dec-24    5,813,109     215,710    34,515

         198        Jan-25    5,596,164     216,945    33,280

         199        Feb-25    5,377,977     218,187    32,038

         200        Mar-25    5,158,541     219,436    30,789

         201        Apr-25    4,937,849     220,692    29,533

         202        May-25    4,715,893     221,956    28,269

         203        Jun-25    4,492,666     223,227    26,998

         204        Jul-25    4,268,162     224,505    25,721

         205        Aug-25    4,042,372     225,790    24,435

         206        Sep-25    3,815,290     227,082    23,143

         207        Oct-25    3,586,907     228,382    21,843

         208        Nov-25    3,357,217     229,690    20,535

         209        Dec-25    3,126,212     231,005    19,220

         210        Jan-26    2,893,885     232,327    17,898

         211        Feb-26    2,660,227     233,658    16,567

         212        Mar-26    2,425,232     234,995    15,230

         213        Apr-26    2,188,891     236,341    13,884

         214        May-26    1,951,198     237,694    12,531

         215        Jun-26    1,712,143     239,054    11,171

         216        Jul-26    1,471,720     240,423     9,802

         217        Aug-26    1,229,921     241,799     8,426

         218        Sep-26      986,737     243,184     7,041

         219        Oct-26      742,161     244,576     5,649

         220        Nov-26      496,185     245,976     4,249

         221        Dec-26      248,801     247,384     2,841

         222        Jan-27                  248,801     1,424

                                   EXHIBIT "E"

                    INITIAL CAPITAL EXPENDITURE REQUIREMENTS

         Repair                                                         Budget
         ------                                                         ------
   1     Repair of Wood Exterior/Doors                                  100,000
   2     Repaint Exterior of Buildings                                  250,000
   3     Replacement of Window Glass                                     25,000
   4     Roofing Work                                                    50,000
   5     Asphalt parking lot                                             45,000
   6     Pool Deck                                                        5,000
   7     Carbon Monoxide Detectors                                        7,500
   8     Elevator Hold Opens                                             15,000
   9     Plumbing Repairs                                                80,000
   10    Former Executive Director's Residence Repairs                   20,000
   11    Signage                                                          3,500
   12    Flooring                                                        35,000
   13    Lighting                                                        30,000
   14    Kitchen Improvements                                            30,000
   15    Awning                                                           7,500
   16    AL Entrance Walkway Cover                                       15,000
   17    Bridge Connector                                                40,000
                                                                        -------
                                                                        758,500

1. REPAIR OF WOOD EXTERIOR/DOORS - The exterior siding and wood trim of the building are in need of repairs. There has been an ongoing program of periodic repairs to some areas of the buildings. It is now time to perform more in depth repairs that would include wood filling, caulking, and replacement. A majority of the repairs are at the ground level where moisture is abundant and also located around column bases and wall trim that may not have readily visible damage. This allowance would also include the replacement of several pairs of heavily worn wood exterior doors. Wood doors at building 3, Clubhouse dining level and pool level will need to be replaced. Some garage door replacement and repairs are covered in this allowance. A trial replacement has been completed in the dining room area where the wood doors were successfully replaced with metal storefront type units. This has been well received and is very low maintenance.
        PRIORITY: A                 BUDGET: 100,000

2. REPAINT EXTERIOR OF BUILDINGS - The buildings have not been completely painted since 1994. There have been partial areas repainted when repairs were made, but not a complete paint job. We recommend that the entire exteriors of the buildings be repainted. This would include the EIFS (stucco), wood siding and trim, wood stairs and railings. Typically a paint job should last 7 years, so we are at the last of the effective life of the last application. The painting should be performed after the necessary exterior wood repairs are made. This new coating will protect the exterior materials and extend the life of them as well. Refer to the photos as examples of the faded paint/stain and staining throughout the property. The projected cost for this work is an in house estimate based on prior painting jobs. The scope of this work is made up of mostly the original buildings (IL and SC), but will include the metal railings on the AL building and the fiberglass site lighting poles in the parking lot as well.
        PRIORITY: A                BUDGET: 250,000

3. REPLACEMENT OF WINDOW GLASS - There are several windows throughout the community that are fogged. The seal on the insulation glass has leaked and now there is condensate and staining inside the window units causing an opaque appearance. This is occurring in the public areas as well as the resident apartments. There has been an ongoing annual program to change out some of these windows. We are recommending that we try to address all of the remaining units at one time.
        PRIORITY: A                BUDGET: 25,000

4. ROOFING - There has been an ongoing annual replacement of some of the flat roof areas of the campus buildings. We have identified that the remaining roofing (rubber membrane, two well areas per building) are due for replacement. Currently there are no known leaks, but the product is past the effective life of 10 years and is showing signs of wear. Rather than total replacement, we are recommending a new product that is applied as a coating to the flat roof sections that will reduce the cost from 130,000 to 50,000. This includes the clubhouse building. Although the singled roof area of the buildings is stained, they still have remaining life and there are no known leaks to date.
        PRIORITY: A                BUDGET: 50,000

5. ASPHALT PARKING LOT - The asphalt on the campus is original to construction, although some patches and repairs have been made. The entire surface was seal coated four years ago. We are recommending re-striping of the faded lines and spaces with some limited crack filling and repairs. An allowance has been established to cover patching and repairs of trouble spots as well as seal coating areas. There are some buckled pavers that need to be reset in the courtyard of building 1.
        PRIORITY: A                BUDGET: 45,000

6. POOL DECK - The cool deck of the pool surround is flaking in some areas. We suggest patching these areas rather than total replacement. We suggest a repair allowance of 5,000.
        PRIORITY: A                BUDGET: 5,000

7. CARBON MONOXIDE DETECTORS - The county Health Department will require our community to comply with the new ordinance to have carbon monoxide detectors in all of our resident apartments by 1-1-02. The detectors must be placed in areas where there are gas appliances (hot water heaters) and/or automobiles (garages). This can be a simple plug in type model with battery back up. The cost is approx. $25 each and can be installed with in house labor.
        PRIORITY: A                BUDGET: 7,500

8. ELEVATOR HOLD OPEN DEVICES - There are 13 elevators on campus. 10 have the old fashion rubber bumper devices, but all will be required to have the motion sensor devise installed per the new elevator code. This sensor will keep the door from closing on slow residents as they enter/exit the elevator cabs.
        PRIORITY:  A               BUDGET: 15,000

9. PLUMBING REPAIRS - There are on going upgrades to the plumbing lines in the resident apartments. This has been a source of many leaks. The original pvc tube type plumbing lines are failing. We are in the process of replacing these lines in buildings 6 and 7 that were funded with emergency cap ex funding of 38,000. We estimate an additional 80,000 to complete all of the replacements in buildings 1 through 5.
        PRIORITY: A                BUDGET: 80,000

10. FORMER ED RESIDENCE - The house located on the property is currently being used as a meeting area, arts/crafts shop and offices. This structure is in need of many exterior repairs. The gutters need to be replaced, wood soffit areas and fascia boards are rotted, missing and need replacement. The exterior wood siding needs scraping, sanding and a new coat of paint. The main focus of these repairs will be directed to the exterior of the structure.
        PRIORITY:  A               BUDGET:  20,000

11. SIGNAGE - The main directional sign at the entrance to the community is cracked and badly weathered. Also since we have added ME (alzhm.) to the campus and relocated Home Health off site, we need to revise this sign and a second directional sign.
        PRIORITY: A                BUDGET: 3,500

12. FLOORING - The carpeting in the entry, living, and dining room was replaced 3 years ago. There is an extreme amount of high traffic in the dining and entryway. Another challenge we have is the failing gypcrete concrete topping that lies beneath the carpeted areas. The cement type material is original to the building and is deteriorating and crumbling. This causes dips, bumps, and wrinkles in the carpet that becomes trip hazards. This is occurring throughout the buildings but is the worst at the lobby/entrance area. The time to replace the gypcrete topping is when the carpet is to be replaced. It is our recommendation to replace gypcrete and carpeting in the entry lobby immediately. We can either keep carpeting in the lobby entrance or go to a vinyl type product that simulates wood for easier maintenance and slip resistance. There is some effective life remaining in the carpeting in the living and dining room. One option is to leave this product in place for a couple more years and place a tile insert in the high traffic/stained areas at the bar in the living room and the salad bar/buffet line in the dining room and the serving area for the main dining area.
        PRIORITY: A                BUDGET: 35,000

13. LIGHTING - The current lighting fixtures in the hallways/corridors are insufficient and cause the areas to be dark. We recommend that first we replace the existing sconces with a different design/style that will throw off more light. Then if additional lighting is required, we could add fluorescent ceiling mount fixtures, but this will require more electrical work and drywall repairs. There have also been discussions to change out the dining room fixtures as well. Several of the lighting fixtures throughout the facility are discontinued and parts are no longer available. Several are beyond repair. We recommend an allowance of 30,000 to address this issue.
        PRIORITY: A                BUDGET:  30,000

14. KITCHEN IMPROVEMENTS - At one time we were considering a major kitchen renovation and redesign. Our thoughts have changed as to the operation and extreme costs of this design, but there are several issues that will still need to be addressed in the kitchen area. Currently, the AC system in the kitchen is inadequate. Pricing has been taken on adding a separate cooling unit to serve the main kitchen area. This would be a 7.5-ton unit costing approx. 12,500. There are also leaks in the kitchen floor at the dishwashing area and the 3-compartment sink that have damaged the ceiling of the auditorium below. The ceiling tiles in the kitchen need to be replaced with a washable tile. These repairs will need to be made and we have targeted 17,500 as a budget.
        PRIORITY: A                BUDGET: 30,000

15. AWNINGS - The awning at the living/dining room deck of the clubhouse is in poor condition, we recommend replacing it with a more durable material, like a plastic coated fabric rather than standard canvas. Also the awning frame at the SC/IL connector has been damaged and should be repaired.
        PRIORITY: A                BUDGET: 7,500

16. AL WALKWAY/ENTRANCE COVER - The original entrance roof structure has an open design with metal decorative metal tubing that has been difficult to maintain. The pipes rust and streak the paint giving a poor appearance at our main entrance to the AL facility. We recommend enclosing this soffit area with vinyl material (low maintenance) and use lapped vinyl siding on the ends to create a matching appearance to the remainder of the building. This is similar to what has already been done on the AL patio beneath this area.
        PRIORITY:  A               BUDGET: 15,000

17. BRIDGE CONNECTOR - The bridge connector is used by the residents in the villas and other apartment buildings located across the lake from the main campus. This is their primary walking path to the main campus. In the past we have had several roof leaks that now have been repaired, but we have interior damage to repair now. There are expansion joints that are cracked in the ceiling that need drywall repair as well as water spots that need repainting. There is wallpaper damage (original wallpaper) and flooring damage.

        We suggest that we replace the faded and peeling wallpaper with a painted surface that will be more durable in this situation and replace the original carpet with new product.
        PRIORITY:  A               BUDGET: 40,000

                                  EXHIBIT "F-1"

                  LANDLORD'S SINGLE PURPOSE ENTITY REQUIREMENTS

A. Without limiting any other provision of this Lease, the following requirements are applicable to Landlord:

        1. Landlord's purpose shall be limited to owning the Premises.

        2. Landlord shall be prohibited from engaging in any dissolution, liquidation, consolidation, merger, or asset sale, except as expressly permitted by this Lease.

        3. Subject to the provisions of this Lease, the consent of all of the members of the Landlord shall be required in order to voluntarily:

                (a) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings;

                (b) dissolve, liquidate, consolidate, merge, or sell all or substantially all of the assets of the Landlord; and

                (c) amend Landlord's Operating Agreement or Articles of Organization.

        4. Landlord agrees:

                (a) to maintain books and records and bank accounts separate from any other person or entity;

                (b) not to commingle assets or funds with those of any other person or entity;

                (c) to conduct its own business in its own name;

                (d) to maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

                (e) to prepare separate tax returns and financial statements, or if part of a consolidated group, to be shown as a separate member of such group;

                (f) to pay its own liabilities out of its own funds;

                (g) to observe all limited liability company formalities;

                (h) to transact all business with affiliates on an arm's-length basis and pursuant to enforceable agreements;

                (i) to pay the salaries of its own employees;

                (j) not to guarantee or become obligated for the debts of any other person or entity or hold out its credit as being available to satisfy the obligations of others or pay the debts or obligations of any other person or entity;

                (k) to allocate and charge fairly and reasonably any common employee or overhead shared with affiliates;

                (l) to use separate stationery, invoices, and checks;

                (m) not to pledge its assets for the benefit of any other person or entity.

                (n) to hold itself out to creditors and the public as a legal entity separate and distinct from any other person or entity.

B. The above requirements are applicable so long as the Landlord is a limited liability company. If the entity structure of Landlord is different, Tenant shall formulate requirements that are specific to Landlord's actual entity structure, but similar in concept to the requirements set forth above.

                                  EXHIBIT "F-2"

                  TENANTS'S SINGLE PURPOSE ENTITY REQUIREMENTS

A. Without limiting any other provision of this Lease, the following requirements are applicable to Tenant:

        1. Tenant's purpose shall be limited to operating the Premises pursuant to the terms and conditions of this Lease.

        2. Tenant shall be prohibited from engaging in any dissolution, liquidation, consolidation, merger, or asset sale, except as expressly permitted by this Lease.

        3. Subject to the provisions of this Lease, the consent of all of the members of the Tenant shall be required in order to voluntarily:

                (a) file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings;

                (b) dissolve, liquidate, consolidate, merge, or sell all or substantially all of the assets of the Tenant; and

                (c) amend Tenant's Operating Agreement or Articles of Organization.

        4. Except as otherwise permitted by the terms of this Lease, Tenant agrees:

                (a) to maintain books and records and bank accounts separate from any other person or entity;

                (b) not to commingle assets or funds with those of any other person or entity;

                (c) to conduct its own business in its own name;

                (d) to maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

                (e) to prepare separate tax returns and financial statements, or if part of a consolidated group, to be shown as a separate member of such group;

                (f) to pay its own liabilities out of its own funds;

                (g) to observe all limited liability company formalities;

                (h) to transact all business with affiliates on an arm's-length basis and pursuant to enforceable agreements;

                (i) to pay the salaries of its own employees;

                (j) not to guarantee or become obligated for the debts of any other person or entity or hold out its credit as being available to satisfy the obligations of others or pay the debts or obligations of any other person or entity;

                (k) to allocate and charge fairly and reasonably any common employee or overhead shared with affiliates;

                (l) to use separate stationery, invoices, and checks;

                (m) not to pledge its assets for the benefit of any other person or entity.

                (n) to hold itself out to creditors and the public as a legal entity separate and distinct from any other person or entity.

B. The above requirements are applicable so long as the Tenant is a limited liability company. If the entity structure of Tenant is different, Landlord shall formulate requirements that are specific to Tenant's actual entity structure, but similar in concept to the requirements set forth above.

                                   EXHIBIT "G"

                    TENANT'S HEALTHCARE COMPLIANCE COVENANTS

        Tenant hereby makes the following representations, warranties and covenants as of the date hereof and throughout the term of the Lease, which representations, warranties and covenants are in addition to those found within the body of the Lease:

        1. Tenant is using and operating the Premises as a Retirement Care Facility (as modified from time to time with Landlord's and any Permitted Mortgage Lender's consent, which consent shall not be unreasonably withheld, conditioned or delayed, the "LICENSED USE"). Tenant will comply in all material respects, with all applicable federal, state and local laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state department of health (each a "DOH") and all other applicable federal, state or local governmental authorities including those relating to the quality and adequacy of medical care, distribution of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting. The Retirement Care Facility and any other assisted and/or independent senior housing and/or skilled nursing facilities which is owned, leased or operated by Tenant (a "FACILITY") shall be operated at all times in compliance in all material respects with such laws and requirements. Nothing in this subsection (a) or anywhere else in this Exhibit "F" to the contrary, Landlord acknowledges that pursuant to the Lease, Tenant is responsible for all of the covenants set forth in this Exhibit "F" (other than those pertaining to Landlord's own acts), and that performance of such covenants by ARC as guarantor (the "GUARANTOR") shall constitute performance by Tenant thereof.

        2. All governmental licenses, permits, regulatory agreements or other approvals or agreements necessary or desirable for the Licensed Use of the Retirement Care Facility are held by Tenant, Guarantor or an affiliate of Tenant ("AFFILIATE") in the name of Lessee, Guarantor or Affiliate as required under applicable law and are in full force and effect, including a valid certificate of need ("CON") or similar certificate, license, or approval issued by the DOH for the requisite number of beds and units in the Retirement Care Facility, and a provider agreement or other required documentation of approved provider status for each provider payment or reimbursement program effecting the Retirement Care Facility, if applicable. All required permits, certificates, licenses and governmental approvals necessary for operation of the Retirement Care Facility for the Licensed Use are listed on Schedule hereto (collectively, the "LICENSES"). So long as the Lease remains in effect, Tenant and Guarantor shall operate the Project or cause the Project to be operated in a manner such that the Licenses shall remain in full force and effect.

        3. The Licenses for the Retirement Care Facility, including without limitation, if applicable, the CON:

                (a) May not be, and have not been, and will not be transferred to any location other than the Premises;

                (b) Are not now and will not be pledged as collateral security for any other loan or indebtedness; and


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                (c) Are held free and will remain free from restrictions or known conflicts which would materially impair the use or operation of the Retirement Care Facility for the Licensed Use, and shall not be provisional, probationary or restricted in any way.

        4. None of Lessee, Guarantor or Affiliate shall:

                (a) Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for the Retirement Care Facility;

                (b) Amend or otherwise change the Retirement Care Facility's authorized units/beds capacity and/or the number of units/beds approved by the DOH;

                (c) Replace or transfer all or any part of the Retirement Care Facility's units/beds to another site or location; or

                (d) Voluntarily transfer or encourage the transfer of any resident of the Retirement Care Facility to any other Facility, unless such transfer is at the request of the resident or is for reasons relating to the health, required level of medical care or safety of the resident to be transferred.

        5. If and when Tenant, Affiliate or Guarantor participates in any Medicare or Medicaid or other third party payor program with respect to the Retirement Care Facility, the Retirement Care Facility will remain in compliance with all requirements for participation in Medicare and Medicaid, including the Medicare and Medicaid Patient Protection Act of 1987, and other federal or state third party payor programs. The Retirement Care Facility is and will remain in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and if applicable, has a current provider agreement, which is in full force and effect under Medicare and Medicaid.

        6. There is no, and during the term of the Lease shall be no, threatened, existing or pending revocation, suspension, termination, probation, restriction, limitation, or nonrenewal affecting Tenant, Guarantor, Affiliate or the Retirement Care Facility or any participation or provider agreement with any third-party payor, including Medicare, Medicaid, Blue Cross and/or Blue Shield, other and any other private commercial insurance managed care and employee assistance program (such programs, the "THIRD-PARTY PAYOR PROGRAMS") to which Tenant, Guarantor or Affiliate may presently be subject with respect to the Retirement Care Facility or any other Facility, or at any time hereafter is subject. All Medicaid, Medicare, and private insurance cost reports and financial reports submitted by Tenant, Affiliate or Guarantor, if any, are and will be materially accurate and complete and have not been and will not be misleading in any material respects. No cost reports for the Retirement Care Facility remain open or unsettled. Nothing in this subsection (f) shall be interpreted as requiring Tenant, Affiliate or Guarantor to participate in Medicare, Medicaid or any other federal or state health care programs; such participation shall be solely at the option of Tenant or Guarantor.

        7. None of Tenant, Affiliate or Guarantor or the Retirement Care Facility is or will be the subject of any proceeding by any governmental agency, and no notice of any violation has been or will be issued by a governmental agency that would, directly or indirectly, or with the passage of time:

                (a) Have a material adverse impact on Tenant's or Guarantor's ability to accept and/or retain patients or operate the Retirement Care Facility for the Licensed Use or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients;

                (b) Modify, limit or annul or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses; or

                (c) If applicable, affect Tenant's or Guarantor's continued participation in the Medicaid or Medicare programs or any other of the Third-Party Payor Programs, or any successor programs thereto, at current rate certifications.

        8. The Retirement Care Facility and the use thereof complies and will continue to comply in all material respects with all applicable local, state and federal building codes, fire codes, health care, senior housing and other regulatory requirements (the "PHYSICAL PLANT STANDARDS").

        9. The Retirement Care Facility has not received a "Level A" (or equivalent) violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against the Retirement Care Facility, Tenant or Guarantor or against any officer, director, partner, member, stockholder or affiliate of Tenant or Guarantor by any governmental agency during the last three calendar years, and there have been no violations over the past three years which have threatened the Retirement Care Facility's, Tenant's, Affiliate's or Guarantor's certification for participation in Medicare or Medicaid, or the other Third-Party Payor Programs.

        10. There are no current, pending or outstanding Medicaid, Medicare, or other Third-Party Payor Programs reimbursement audits or appeals pending at the Retirement Care Facility, and there are no years that are subject to audit.

        11. There are no current or pending Medicaid, Medicare, or other Third-Party Payor Programs recoupment efforts at the Retirement Care Facility. Tenant, Affiliate and Guarantor are not participants in any federal program whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds, including those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

        12. Tenant will pledge its receivables as collateral security for any other loan or indebtedness.

        13. All patient or resident records at the Retirement Care Facility, including patient or resident trust fund accounts, are true and correct in all material respects, and will remain true and




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correct in all material respects.

        14. Tenant and Guarantor shall not, nor shall the Retirement Care Facility, other than in the normal course of business, change the terms of any of the Third-Party Payor Programs now or hereinafter in effect or their normal billing payment or reimbursement policies and procedures with respect thereto (including the amount and timing of finance charges, fees and write-offs).

        15. Tenant and Guarantor shall at all times comply with all obligations under the contracts and leases with residents of the Retirement Care Facility, and shall not commit or permit any default thereunder. Tenant hereby indemnifies and holds harmless Landlord and agrees to defend Landlord from and against (collectively, the "INDEMNIFIED CLAIMS") any (i) claims, proceedings or causes of action brought by any resident of the Retirement Care Facility, and (ii) loss, damage, cost or expense, including attorney's fees, incurred or suffered by Landlord as a result of any (x) breach by Tenant or Guarantor of any contract or lease with a resident of the Retirement Care Facility or (y) violation of any license or any federal, state or local law governing the Retirement Care Facility or the use, operation or maintenance thereof for the Licensed Use.